UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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OPTIMUM COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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2026 Notice of Annual Meeting and Proxy Statement

June 10, 2026
Virtual meeting at 9:00 a.m. Eastern Daylight Time
www.virtualshareholdermeeting.com/OPTU2026
Optimum Communications, Inc.
1 Court Square West, Long Island City, New York 11101

Optimum Communications, Inc.
1 Court Square West, Long Island City, New York 11101

Dear Stockholder:
This year’s annual meeting of stockholders will be a completely virtual meeting, conducted solely online through an audio webcast on June 10, 2026 at 9:00 a.m., Eastern Daylight Time. You will be able to attend the virtual annual meeting by logging in at www.virtualshareholdermeeting.com/OPTU2026. You will need the 16-digit control number provided on the Notice of Internet Availability of Proxy Materials (the “Notice”) or your proxy card.
The attached proxy statement provides information on how to participate in the 2026 virtual annual meeting and how to vote your shares and explains the matters to be voted upon in detail.
Your vote is important to us. Stockholders may vote by using a toll-free telephone number or over the Internet. Also, if you receive a paper copy of the proxy card by mail, you may sign and return the proxy card in the envelope provided.

Sincerely,
Dennis Mathew
Chairman and Chief Executive Officer
April 30, 2026

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF OPTIMUM COMMUNICATIONS, INC.

Time:    9:00 a.m., Eastern Daylight Time
Date:    June 10, 2026
Place:    There will be no physical location for stockholders to attend. Stockholders may only participate by logging in at www.virtualshareholdermeeting.com/OPTU2026 and using the 16-digit control number provided on the Notice or your proxy card.
Purpose:
•Elect nine directors
•Ratify appointment of independent registered public accounting firm
•Conduct other business if properly raised
Only stockholders of record on April 17, 2026 may vote at the annual meeting.
Your vote is important. We urge you to vote your shares by telephone, over the Internet or, if you receive a copy of the proxy card by mail, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.
Important Notice: Our 2025 Annual Report on Form 10-K and the 2026 Proxy Statement are available at:
https://investors.optimum.com/sec-filings/

By order of the Board of Directors,
Michael E. Olsen
General Counsel and Chief Corporate Responsibility Officer
April 30, 2026

GENERAL INFORMATION
HOW TO VOTE
The 2026 Annual Meeting of Stockholders of Optimum Communications, Inc. (f/k/a Altice USA, Inc.) ("Optimum Communications," the “Company,” “we,” “us” and “our”) will take place on June 10, 2026 at 9:00 a.m. Eastern Daylight Time.
This year’s annual meeting will be a completely virtual meeting of stockholders through an audio webcast live over the Internet. There will be no physical meeting location. Please go to www.virtualshareholdermeeting.com/OPTU2026 for instructions on how to attend and participate in the annual meeting. Any stockholder may attend and listen live to the webcast of the annual meeting over the Internet at such website. Stockholders as of the record date may vote and submit questions while attending the annual meeting via the Internet by following the instructions listed on your proxy card. The webcast starts at 9:00 a.m., Eastern Daylight Time, on June 10, 2026. We encourage you to access the meeting prior to the start time.
As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or to request to receive a printed set of the proxy materials. There is no charge to you for requesting a printed copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed set of proxy materials may be found in the Notice. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email on an ongoing basis.
You may vote by telephone, over the Internet, or if you receive a copy of the proxy card by mail, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.
VOTING RIGHTS
Only holders of the Company’s Class A common stock (“Class A common stock”) and the Company’s Class B common stock (“Class B common stock”) (together, the “Optimum Communications common stock”), as recorded in our stock register at the close of business on April 17, 2026, may vote at the annual meeting. On April 17, 2026, there were 293,449,342 shares of Class A common stock and 183,019,308 shares of Class B common stock issued and outstanding. As of the date of this proxy statement, the Company has not issued any shares of its Class C common stock or its preferred stock.
Each share of Class A common stock is entitled to one vote per share, and each share of Class B common stock is entitled to twenty-five votes per share, in each case, on any matter submitted to a vote of our stockholders. Except as set forth below or as required by Delaware law, holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of our stockholders.
HOW PROXIES WORK
The Company’s Board of Directors (the “Board”) is asking for your proxy. If you submit a proxy but do not specify how to vote, the Company representative named in the proxy will vote your shares in favor of the director nominees identified in Proposal 1 in this proxy statement and will vote your shares in favor of Proposal 2.
The Notice contains instructions for telephone and Internet voting. Also, if you receive a paper copy of the proxy card by mail, you may sign and return the proxy card in the envelope provided. Whichever method you use, giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote against or abstain from voting for all, some, or none of our director candidates. You may also vote for or against Proposal 2 or abstain from voting on Proposal 2.
You may receive more than one Notice or proxy or voting card depending on how you hold your shares. If you hold shares through another party, such as a bank or brokerage firm, you may receive material from them asking how you want to vote.
REVOKING A PROXY
A stockholder may revoke any proxy which is not irrevocable by submitting a new proxy bearing a later date, by voting by telephone or over the Internet, or by delivering to the Corporate Secretary of the Company (the “Corporate Secretary”) a revocation of the proxy in writing so that it is received by the Company prior to the annual meeting at 1

Court Square West, Long Island City, New York 11101. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.
SOLICITATION
These proxy materials are being provided in connection with the solicitation of proxies by the Company and will first be sent to stockholders on or about April 30, 2026. In addition to this mailing, the Company’s employees may solicit proxies personally, electronically or by telephone. The Company pays the costs of soliciting proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.
VOTES NEEDED
The vote required for Proposal 1 for the election of directors by stockholders, other than in a contested election of directors, shall be the affirmative vote of a majority of the votes cast with respect to a director nominee. For purposes of this paragraph, a ‘majority of the votes cast’ means that the number of votes cast ‘for’ a director must exceed the number of votes cast ‘against’ that director. In any contested election of directors, the nominees receiving the greatest number of the votes cast for their election, up to the number of directors to be elected in such election, shall be deemed elected. Abstentions and “broker non-votes” (as defined below) will not count as votes either ‘for’ or ‘against’ a nominee. A contested election is one in which the number of persons nominated exceeds the number of directors to be elected as of the date that is ten days prior to the date that the Company first mails its notice of meeting for such meeting to the stockholders.
Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present at the meeting or represented by proxy and entitled to vote on the subject matter. For Proposal 2, an abstention will have the same effect as a vote against the proposal because an abstention represents a share considered present and entitled to vote.
If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions for Proposal 2 to ratify selection of the Company’s independent registered public accounting firm, the broker may vote your shares with respect to Proposal 2 at its discretion. For Proposal 1, the broker cannot vote your shares at all. When that happens, it is called a “broker non-vote.” Broker non-votes are counted in determining the presence of a quorum at the meeting, but they will have no effect on the voting for Proposal 1 because they do not represent shares present and entitled to vote.
QUORUM
In order to carry on the business of the meeting, we must have a quorum. This means that the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Company entitled to vote at the annual meeting must be represented at the annual meeting, either by proxy or present at the internet meeting.
Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present at the meeting or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.

BOARD AND GOVERNANCE PRACTICES
OVERVIEW
The board of directors (the “Board of Directors” or the “Board”) of Optimum Communications currently consists of nine members: Dennis Mathew (Chairman), Patrick Drahi, David Drahi, Dexter Goei, Mark Mullen, Dennis Okhuijsen, Susan Schnabel, Charles Stewart and Raymond Svider. Each member has been nominated for election at the 2026 annual meeting of stockholders. See Proposal 1 below for more information.
The following section provides an overview of our Board practices, Board committee responsibilities, leadership structure, risk oversight, governance practices and director compensation.

Board Independence	•Our Board has determined that three out of nine of our directors qualify as “independent” under the New York Stock Exchange (“NYSE”) Listing Standards.
Board Committees
•We have two committees of the Board—the Audit Committee and the Compensation Committee—each of which is composed entirely of independent directors.
•Each of our committees operates under its respective written charter and reports regularly to the Board concerning its activities.

Executive Sessions	•Our Board holds executive sessions of non-management directors. •The non-management directors specify the procedure to designate the director who will preside at each executive session.
Board Oversight of Risk
•Risk management is overseen by our Board with support from the Audit and Compensation Committees.
•Our Compensation Committee reviews whether there are risks arising from our compensation practices to ensure that those practices encourage management and other employees to act in the best interests of our stockholders.

Corporate Governance Guidelines	•Our Board operates under our Corporate Governance Guidelines, which define director qualification standards and other appropriate governance procedures.
Annual Election of Directors	•Our third amended and restated bylaws (“Third Amended and Restated Bylaws”) provide for the annual election of all directors.
Majority Voting
•In accordance with our Third Amended and Restated Bylaws, all questions presented to stockholders, other than in respect of the election of directors, are decided by the affirmative vote of the holders of a majority of the voting power of the shares present or represented by proxy and entitled to vote, unless otherwise required under applicable law.
•For the election of directors by stockholders, other than in a contested election of directors, the vote required is the affirmative vote of a majority of the votes cast with respect to a director nominee.

Related Party Transactions
•Our Related Party Transaction Approval Policy requires the Audit Committee to review and approve, or take such other action as it may deem appropriate with respect to, any transactions involving the Company and its subsidiaries, on the one hand, and in which any director, officer, greater than 5% stockholder of the Company or any other “related person” under the related party disclosure requirements of the SEC has an interest, on the other hand.
•The Related Party Transaction Approval Policy cannot be amended or terminated without the prior approval of a majority of the Audit Committee.

Open Lines of Communication
•Our Board promotes open and frank discussions with senior management.
•Our directors have access to all members of management and other employees and are authorized to hire outside consultants or experts at our expense.

Self-Evaluation	•Our Board and each of the Committees conduct annual self-evaluations.

Our Board
Our Board is composed of nine members, three of whom have been determined by the Board to be independent directors under applicable NYSE corporate governance standards. Mr. Dennis Mathew is the Chairman of our Board.
•Under the Amended and Restated Stockholder Agreement (the “A&R Stockholder Agreement”) entered into on August 2, 2023 with Next Alt S.à r.l. (“Next Alt”), a wholly-owned and controlled personal holding company of Mr. Patrick Drahi, Next Alt has the right to designate a number of directors to the board (the “Next Alt Designees”) based on Next Alt’s voting power as follows:
◦if Next Alt, Mr. Patrick Drahi (or his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit) or any of their affiliates (collectively, the “Drahi Group”) beneficially owns in the aggregate, at least 50% of the voting power of our outstanding capital stock: (i) the Company will cause the Board to consist of a majority of directors nominated by Next Alt and (ii) for so long as the Board consists of nine members, Next Alt will have the right to designate six directors to the Board;
◦if the Drahi Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will have the right to designate a number of directors to the Board equal to the total number of directors comprising the entire Board multiplied by the percentage of the voting power of our outstanding common stock beneficially owned, in the aggregate, by the Drahi Group, rounding up in the case of any resulting fractional number;
◦if the Drahi Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will not have the right to designate a number of directors to the Board equal to or exceeding 50% of directors comprising the entire Board;
◦if a director designated by Next Alt resigns or is removed from the Board, only another director designated by Next Alt may fill the vacancy; and
◦in the event Mr. Patrick Drahi is not a member of our Board, one representative of the Drahi Group will have board observer rights so long as the Drahi Group beneficially owns, in the aggregate, at least 20% of the voting power of our outstanding capital stock.
Messrs. Patrick Drahi, David Drahi, Goei, Okhuijsen and Stewart are Next Alt Designees to our Board.
Our Board Meeting Quorum Requirements
Our Fourth Amended and Restated Certificate of Incorporation has the following quorum requirements for meetings of the Board:
•a majority of the number of directors then in office will constitute a quorum;
•in the event Next Alt is entitled to nominate three or more directors to the Board pursuant to the A&R Stockholder Agreement, such quorum must include (i) the Chairman of the board of managers of Next Alt nominated by Next Alt to the Board pursuant to the A&R Stockholder Agreement and two other directors nominated to the Board by Next Alt pursuant to the A&R Stockholder Agreement or (ii) in the event the Chairman of the board of managers of Next Alt is not a member of the Board, three directors nominated to the Board by Next Alt pursuant to the A&R Stockholder Agreement; and
•in the event Next Alt is entitled to nominate one or two directors to the Board pursuant to the A&R Stockholder Agreement and such directors are elected to the Board by the stockholders of the Company, a quorum must include each of the directors nominated to the Board by Next Alt pursuant to the A&R Stockholder Agreement.
MEETINGS
The Board met eight times in 2025. Each director is expected to attend at least 75% of the meetings of the Board and the committees of the Board on which he or she serves. During 2025, all directors attended at least 75% of such meetings other than David Drahi, Charles Stewart and Raymond Svider.
We encourage our directors to attend annual meetings of stockholders. One director who was serving at the time of our 2025 annual meeting attended that meeting, primarily as a result of technical challenges that affected our directors’ ability to access the meeting.

COMMITTEES
The Board has two standing committees: the Audit Committee and the Compensation Committee, each of which consists entirely of independent board members.
AUDIT COMMITTEE
Committee members: Messrs. Mullen (Chairman) and Svider and Ms. Schnabel currently constitute the Audit Committee.
The Audit Committee met six times in 2025.
The primary responsibilities of the Audit Committee include:
•overseeing management’s establishment and maintenance of adequate systems of internal accounting, auditing and financial controls;
•reviewing the effectiveness of our legal, regulatory compliance and risk management programs;
•reviewing certain related party transactions in accordance with the Company’s Related Party Transaction Approval Policy;
•overseeing our financial reporting process, including the filing of financial reports; and
•selecting independent auditors, evaluating their independence and performance and approving audit fees and services performed by them.
Our Board has determined that each member of the Audit Committee is “independent” as defined under the listing standards of the NYSE and the requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE, and that Mark Mullen, Chair of the Audit Committee, is an “audit committee financial expert” within the meaning of SEC rules and regulations.
The text of our Audit Committee charter is available on our website at https://investors.optimum.com/corporate-governance. A copy may be obtained, without charge, by writing to Optimum Communications, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101.
Our Board has established a procedure whereby complaints or concerns with respect to accounting, internal controls and auditing matters may be submitted to the Audit Committee. This procedure is described under “Communicating with Our Directors” below.
COMPENSATION COMMITTEE
Committee members: Messrs. Svider (Chairman) and Mullen and Ms. Schnabel currently constitute the Compensation Committee.
The Compensation Committee met four times in 2025.
The primary responsibilities of the Compensation Committee include:
•ensuring our executive compensation programs are appropriately competitive, support organizational objectives and stockholder interests and emphasize pay for performance linkage;
•evaluating and approving compensation and setting performance criteria for compensation programs for our chief executive officer and other executive officers;
•overseeing the implementation and administration of our compensation plans; and
•reviewing our compensation arrangements to determine whether they encourage excessive risk-taking and mitigating any such risk.
The text of our Compensation Committee charter is available on our website at https://investors.optimum.com/corporate-governance. A copy may be obtained, without charge, by writing to Optimum Communications, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101.
Our Board has determined that each member of the Compensation Committee is “independent” and meets the independence requirements applicable to compensation committee members under the rules of the NYSE.
In accordance with its charter, the Compensation Committee has the authority to engage outside consultants to assist in the performance of its duties and responsibilities.

In November, 2025, the Compensation Committee engaged a new compensation consultant, Willis Towers Watson (“WTW”). Frederic W. Cook & Co. (“FW Cook”) served as the Compensation Committee’s compensation consultant prior to WTW.  WTW’s and FW Cook’s advisory services are further described in the “Compensation Discussion and Analysis” below.
DIRECTOR NOMINATIONS
The Board has established a nomination mechanism in our Corporate Governance Guidelines. The Board is responsible for selecting the nominees for election to the Board, subject to the then-applicable terms of the A&R Stockholder Agreement.
DIRECTOR SELECTION
The Board selects new nominees for election as a director considering the following criteria:
•the then-applicable terms of the A&R Stockholder Agreement;
•personal qualities and characteristics, accomplishments and reputation in the business community;
•current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;
•ability and willingness to commit adequate time to Board and committee matters;
•the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and
•diversity of viewpoints, background and experience.
BOARD LEADERSHIP STRUCTURE
The Chairman shall have general and active management and control of the business and affairs of the Company, subject to the control of the Board and the A&R Stockholder Agreement, and shall see that all orders and resolutions of the Board are carried into effect. The positions of Chairman and CEO may be filled by one individual or by two different individuals.
The Board believes it is important to retain the flexibility to allocate the responsibilities of the offices of the Chairman of the Board and the Chief Executive Officer in such a manner as the Board considers to be in the best interests of the Company at the time, considering the individuals involved and the specific circumstances facing the Company. Currently, Dennis Mathew serves as both the Chairman of the Board and the Company’s CEO. The Company does not have a lead independent director. In light of the current circumstances of the Company, the Board has determined that a leadership structure is appropriate wherein the CEO and Chairman roles are occupied by one person because it allows the Board to fulfill its duties effectively and efficiently, without sacrificing independent review.
RISK OVERSIGHT
One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from the Audit and Compensation Committees, each of which addresses risks specific to its respective areas of oversight. In particular, our Audit Committee is responsible for considering and discussing our major financial risk exposures and cybersecurity risks and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Board committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise‑level risk. The Board receives reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.
CORPORATE GOVERNANCE GUIDELINES
We are committed to adhering to corporate governance practices that meet applicable U.S. corporate governance standards. Our Board has adopted Corporate Governance Guidelines that serve as a framework within which our Board and its committees operate. These guidelines cover a number of areas including the size and composition of our Board, Board membership criteria and director qualifications, director responsibilities, Board agenda, role of the chief executive officer, meetings of independent directors, committee responsibilities and assignments, director access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.
The full text of our Corporate Governance Guidelines may be viewed at our website at https://investors.optimum.com/corporate-governance/governance-documents. A copy may be obtained, without charge, by writing to Optimum Communications, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101.
CONTROLLED COMPANY
Our Class A common stock is listed on the NYSE under the ticker “OPTU”. Because Mr. Patrick Drahi owns or controls (through entities controlled directly or indirectly by Mr. Drahi or his family (including Next Alt)) shares representing a majority of the voting power of our outstanding common stock, we are a “controlled company” under NYSE corporate governance rules.
As a controlled company, we are eligible for exemptions from some of the requirements of the NYSE listing rules, including:
•the requirement that a majority of our Board consist of independent directors; and
•the requirement that we have a nominating and governance committee.
Consistent with these exemptions, we do not have a majority of independent directors on our Board or a nominating and governance committee. The responsibilities that would otherwise be undertaken by a nominating and governance committee are undertaken by the full Board, or at its discretion, by a special committee established under the direction of the full Board.
Because of this control, Mr. Drahi and related parties control the outcome of any matters put before the stockholders.
DIRECTOR INDEPENDENCE
Messrs. Mullen and Svider and Ms. Schnabel have been determined by the Board to be independent directors under applicable NYSE corporate governance standards.
BOARD SELF-ASSESSMENT
The Board conducts a self-evaluation at least annually to determine whether it is functioning effectively. The Board periodically considers the mix of skills and experience that directors bring to the Board to assess whether the Board has the necessary tools to perform its oversight function effectively.
In addition, our Audit Committee and Compensation Committee each conduct their own annual self-assessment, which includes an assessment of the adequacy of their performance as compared to their respective charters.
EXECUTIVE SESSIONS OF NON-MANAGEMENT BOARD MEMBERS
Our Corporate Governance Guidelines provide that our non-management directors meet in executive session at least quarterly, with no members of management present. The non-management directors specify the procedure to designate the director who will preside at each executive session. Non-management directors who are not independent under the rules of the NYSE may participate in these executive sessions, but independent directors under the rules of the NYSE meet separately in executive session at least once per year.
COMMUNICATING WITH OUR DIRECTORS
The Board welcomes communications from the Company’s stockholders, and it is the policy of the Company to facilitate communication from stockholders. The Board generally believes it is in the Company’s best interests that designated members of management speak on behalf of the Company. Stockholders and other interested parties wishing to communicate with the Board or with an individual Board member concerning the Company may do so by writing to the Board or to a particular Board member, by mailing such correspondence to:
Corporate Secretary
Optimum Communications, Inc.
Attn: General Counsel
1 Court Square West
Long Island City, NY 11101

Please indicate on the envelope whether the communication is from a stockholder or other interested party. The Board has instructed the Corporate Secretary and other relevant members of management to examine incoming communications and forward to the Board or individual Board members as appropriate, communications he or she deems relevant to the Board’s roles and responsibilities. The Board has requested that certain types of communications not be forwarded, and redirected if appropriate, such as: spam, business solicitations or advertisements, resumes or employment inquiries, service complaints or inquiries, surveys, or any threatening or hostile materials.
CODE OF BUSINESS CONDUCT AND ETHICS
Our Board has adopted a Code of Business Conduct and Ethics for all of our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available on our website. Our Code of Business Conduct and Ethics is a “code of ethics” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to or waivers of provisions of our code of ethics on our website.
The full text of the code is available on our website at https://investors.optimum.com/corporate-governance/governance-documents. A copy may be obtained, without charge, by writing to Optimum Communications, Inc., Attn: Corporate Secretary, 1 Court Square West, Long Island City, New York 11101.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors, certain officers and any beneficial owners of more than 10% of our common stock to file reports relating to their ownership and changes in ownership of our common stock with the SEC and NYSE by certain deadlines. Based on a review of Section 16 filings with respect to our company, Mr. Parker filed a Form 3 reporting his initial statement of beneficial ownership of securities, and Mr. Stewart filed one Form 4 reporting two transactions, in each case, after the applicable reporting deadline.
INSIDER TRADING POLICY
We have adopted an Insider Trading Policy that governs the purchase, sale and other dispositions of our securities by our Company and our directors, officers and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Policy is filed as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
HEDGING
Our Insider Trading Policy prohibits our directors, officers and employees from entering into hedging transactions without pre-clearance, and from public put and call transactions at all times.
DIRECTOR COMPENSATION
Compensation for our non-employee directors is determined by our Board with the assistance of the Compensation Committee. See “Director Compensation Table” below for further details on director compensation.
In February 2025, the Board granted to each of the three independent directors (Messrs. Mullen and Svider and Ms. Schnabel) an award of 53,381 restricted share units (“RSUs”) under the Optimum Communications, Inc. (f/k/a Altice USA, Inc.) 2017 Long Term Incentive Plan, as amended (the “Long Term Incentive Plan”). The RSUs vested 50% on February 12, 2026 and are scheduled to vest 50% on February 12, 2027, provided that such director continues to provide services to the Company on the applicable vesting date. In February 2026, the Board approved a change to the compensation for each of the independent directors of the Company from equity-based compensation under the Long Term Incentive Plan to a cash retention award for Board services in 2026, which will be reported in the proxy statement for the 2027 annual meeting of stockholders.
Our directors are also eligible to participate in the Optimum Employee Product Benefit program, which provides discounted broadband, video and telephone services to benefits-eligible employees who reside in the Optimum footprint.
DIRECTOR COMPENSATION TABLE
The table below shows the compensation paid to or earned by our directors for the year ending December 31, 2025 with respect to their services as directors to our Board. None of Messrs. D. Drahi, P. Drahi, Goei, Mathew, Okhuijsen or Stewart received any compensation from us for their services as directors of our Board in 2025. See “Certain

Other Service Provider Arrangements” below for information about compensation paid to Mr. Goei in connection with providing advisory services to the Company that are separate from his services as a director of our Board.
Compensation for our directors is determined by our Board with the assistance of the Compensation Committee. Each of our independent directors receives a base fee of $72,500 per year. In addition, the Audit Committee chair receives an annual fee of $32,500 and Audit Committee members each receive an annual fee of $22,500. The Compensation Committee chair receives an annual fee of $22,500 and Compensation Committee members each receive an annual fee of $5,000.

Name	Year	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)
Raymond Svider	2025	117,500	150,000	267,500
Mark Mullen	2025	110,000	150,000	260,000
Susan Schnabel	2025	100,000	150,000	250,000

(1)Represents the grant date fair value of RSU awards, as described in the section titled “Director Compensation” above, computed in accordance with FASB ASC Topic 718. The grant date fair value of the RSUs is based on the closing price of our Class A common stock of $2.71 on the grant date of February 12, 2025. As of December 31, 2025, each of our independent directors held outstanding RSU awards and option awards with respect to the following numbers of shares of Class A common stock: Mr. Svider—85,849 RSUs and 29,531 options; Mr. Mullen—85,849 RSUs and 29,531 options; and Ms. Schnabel—85,849 RSUs and 27,864 options.
CERTAIN OTHER SERVICE PROVIDER ARRANGEMENTS
In December 2025, the Compensation Committee and the Board approved a one-time cash bonus award of $1.0 million to Mr. Goei, which was paid on December 8, 2025, in order to reward him for his extraordinary contributions to the Company related to capital raising activities as a service provider to the Company. This payment was not for his services as a director of our Board.
In February 2026, the Compensation Committee and the Board approved a special one-time retention cash award to Mr. Goei in the amount of $16.0 million (“Goei Retention Award”). The Goei Retention Award was paid in February 2026, but remains subject to repayment through December 31, 2027 unless Mr. Goei remains in continuous service to the Company through such date. If Mr. Goei ceases to provide services prior to such date, he is required to repay to the Company the after-tax value of the Goei Retention Award within 20 days following a termination of service, unless such cessation was as a result of a termination by the Company without “cause” (as defined in the award agreement) or Mr. Goei’s death or “disability” (as defined in the award agreement), in which case no repayment would be required.
PROPOSAL 1
ELECTION OF DIRECTORS
The Board has nominated the nine director candidates named below, all of whom currently serve as our directors, to hold office until our next annual meeting of stockholders. There are no vacancies on the Board.
The Company representatives named in the proxy intend to vote for the election of each of the director nominees below, unless you indicate on your proxy that your vote should be voted against any or all of the nominees.
Information on each of our nominees is given below.
The Board recommends you vote FOR each of the following candidates:
Dennis Mathew, 48, is Chief Executive Officer of Optimum Communications and has been Chairman of the Board of Optimum Communications since July 2023. Prior to his appointment as CEO of Optimum Communications in October 2022, Mr. Mathew served in various roles with Comcast Corporation, a multinational telecommunications conglomerate, including as Senior Vice President, Freedom Region from October 2021 to October 2022, and as Senior Vice President, Western New England Region from August 2019 to September 2021. Prior to that, Mr. Mathew served as Vice President and General Manager, Xfinity Home, Vice President, Xfinity Home Wholesale Product Operations, and Vice President, New Businesses for Comcast Corporation. Earlier in his career, Mr. Mathew held positions with Arthur Andersen and PricewaterhouseCoopers. Mr. Mathew earned his Bachelor of Science in Economics with a concentration in Finance and Information Management from the Wharton School of

Management. Mr. Mathew’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations and telecommunications.
Patrick Drahi, 62, is a director of Optimum Communications and previously served as its Chairman from 2018 to 2022. Mr. Drahi founded Altice Europe N.V. and its subsidiaries (the “Altice Group”) in 2002. Mr. Drahi is a graduate from the Ecole Polytechnique and Ecole Nationale Supérieure de Télécommunications and began his professional career with the Philips Group in 1988 where he was in charge of international marketing (UK, Ireland, Scandinavia, Asia) in satellite and cable TV (DTH, CATV, MMDS). In 1991, Mr. Drahi joined the US/Scandinavian group Kinnevik‑Millisat, where he was in charge of the development of private cable networks in Spain and France and was involved in the launch of commercial TV stations in Eastern Europe. In 1993, Mr. Drahi founded CMA, a consulting firm specialized in telecommunications and media, which was awarded a mandate from BCTV for the implementation of Beijing’s full-service cable network. In addition, Mr. Drahi founded two cable companies, Sud Câble Services (1994) and Médiaréseaux (1995), where he was involved in several network deployments and buyouts. When Médiaréseaux was taken over by United Pan-Europe Communications N.V. (“UPC”) at the end of 1999, Mr. Drahi advised UPC on its M&A activities until mid-2001. Mr. Patrick Drahi is the father of Dr. David Drahi. Mr. Drahi’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations, finance and telecommunications.
David Drahi, 31, joined Optimum Communications as a director in 2019. Dr. Drahi is co-chief executive officer in charge of technology and new business of Altice Group activities in Europe and has held that position since April 2022. Dr. Drahi graduated from the University of Oxford with a D.Phil. in Atomic and Laser Physics, obtained his Master in Optics and Photonics from the Imperial College of London, and pursued his Bachelor of Physics at Ecole Polytechnique Fédérale in Lausanne, Switzerland. His research covered the fields of Quantum Optics and Quantum Cryptography. He previously worked at Cabovisao, previously owned by Altice Europe, and Icart, a subcontractor to Altice Europe. David Drahi is Patrick Drahi's son. Dr. Drahi’s qualifications to sit on our Board include his experience in the areas of corporate strategy and operations.
Dexter Goei, 54, is a director of Optimum Communications and provides capital structure and operational advisory services to Optimum Communications. He has also served on the board of directors of Teads Holding Co. (f/k/a Outbrain Inc.) (NASDAQ: TEAD) since March 2025. He is also a director of P-180, a private entity and the controlling shareholder of Vince Holding Corp. (NYSE: VNCE), since April 2025. Mr. Goei served as Chief Executive Officer of Optimum Communications from 2016 until October 2022 and as Executive Chairman from October 2022 until March 2023. Mr. Goei was chairman of the boards of Optimum Communications and Altice Europe until the Distribution (as defined below) and a director of Altice Europe until October 2018. Mr. Goei first joined the Altice Group as Chief Executive Officer in 2009, helping to lead its development and growth from a French cable operator to a multinational telecom operator with fixed and mobile assets across six different territories serving both residential and enterprise clients. Prior to joining the Altice Group, Mr. Goei spent 15 years in investment banking first with JPMorgan and then Morgan Stanley in their Media & Communications Group in New York, Los Angeles and London. He was Co‑Head of Morgan Stanley’s European Media & Communications Group when he left to join Altice. Mr. Goei is a graduate of Georgetown University’s School of Foreign Service with cum laude honors. Mr. Goei’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations, finance and telecommunications.
Mark Mullen, 61, joined Optimum Communications as a director in 2017. He has also served as a director of Teads Holding Co. (f/k/a Outbrain Inc.) (NASDAQ: TEAD) since March 2025. Mr. Mullen is co-founder and Managing Director of Bonfire Ventures, founded in 2017. Mr. Mullen also founded Double M Partners in 2012 and has served as Managing Partner since that time. Both Bonfire and Double M are based in Los Angeles and manage venture-stage capital funds with approximately $1 billion under management. Mr. Mullen also founded Mull Capital in 2005, an evergreen fund that invests directly in startups and in other investment funds. All of the funds focus on investing in internet, media and technology with primary emphasis on business-to-business solutions, security and software. Prior to Double M Partners, Mr. Mullen served as COO of the City of Los Angeles (Economic Policy) and Senior Advisor to the then-Mayor Antonio Villaraigosa where he oversaw several of the City of Los Angeles’ assets, including the LA International Airport (LAX), LA Convention Center, the Planning and Building & Safety Departments, as well as the Office of Small Business Services. From 1993 until 2007, Mr. Mullen ran the international M&A and private equity group for Daniels & Associates, an investment bank focused on the cable TV and broadband industries. Mr. Mullen was a senior partner of Daniels when it was acquired by RBC Capital Markets in 2007 where he stayed until 2010 as Managing Director. Mr. Mullen earned his BSBA with cum laude honors from the University of Denver in 1986 and earned his Masters of Business Administration in International Business from the Thunderbird School of Global Management in 1992. Mr. Mullen’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations, finance and investments, including, capital markets, capital allocation and mergers and acquisitions.
Dennis Okhuijsen, 55, joined Optimum Communications as a director in 2017. Mr. Okhuijsen joined the Altice Group in September 2012 and served as its CFO until October 2018. He currently serves as a senior advisor to the Altice Group. Before joining the Altice Group, he was a Treasurer for Liberty Global plc from 2005 until 2012. From 1993 until 1996, he was a senior accountant at Arthur Andersen. Mr. Okhuijsen joined UPC in 1996 where he was responsible for accounting, treasury and investor relations up to 2005. His experience includes raising and maintaining non-investment grade capital across both the loan markets as well as the bond/equity capital market. In his previous capacities he was also responsible for financial risk management, treasury and operational financing. He holds a Masters of Business Economics from the Erasmus University Rotterdam. Mr. Okhuijsen’s qualifications to sit on our Board include his substantial experience in the areas of corporate finance and strategy, including capital markets and capital allocation.
Susan Schnabel, 64, joined Optimum Communications as a director in 2021. Ms. Schnabel is a co-founder and has served as the Co-Managing Partner of aPriori Capital Partners since 2014. Prior to forming aPriori Capital, Ms. Schnabel worked at Credit Suisse from 2000 to 2014 where she served as Managing Director in the Asset Management Division and Co-Head of DLJ Merchant Banking. Ms. Schnabel currently serves on the boards of directors of Kayne Anderson BDC, Inc. (NYSE: KDBC) and KKR Private Equity Conglomerate LLC, and serves as audit committee chair for both companies. She served on the board of directors of ViewRay, Inc. from 2022 to 2023 and has significant other board experience with private and public companies. Ms. Schnabel also serves on the Cornell University Board of Trustees (Executive and Investment Committee and Co-Chair of the Research & Innovation Committee). Ms. Schnabel received a Bachelor of Science in Chemical Engineering from Cornell University and a Masters of Business Administration from Harvard Business School. Ms. Schnabel’s qualifications to sit on our Board include her substantial experience in the areas of corporate finance, mergers and acquisitions, strategy and sustainability-related governance.
Charles Stewart, 56, is the Chief Executive Officer of Sotheby's. Mr. Stewart served as Co-President and Chief Financial Officer of Optimum Communications from 2015 to 2019 and has served as a director of Optimum Communications since 2018. Mr. Stewart joined Optimum Communications after 21 years of corporate, finance and investment banking experience in the United States, Latin America and Europe. Mr. Stewart previously served as Chief Executive Officer of Itau BBA International plc from 2013 until 2015, where he oversaw Itau‑Unibanco’s wholesale banking activities in Europe, the United States and Asia. Prior to that, he spent nineteen years at Morgan Stanley as an investment banker in various roles, including nine years focusing on the U.S. cable, broadcast and publishing industries. Mr. Stewart also acted as Deputy Head of Investment Banking for EMEA and was a member of the global investment banking management committee at Morgan Stanley. Mr. Stewart is a graduate of Yale University. Mr. Stewart’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations and finance.
Raymond Svider, 63, joined Optimum Communications as a director in 2017. Mr. Svider is the Chairman and a Partner of BC Partners and is Chairman of the Management Committee of BC Partners. He joined BC Partners in 1992 and is currently based in New York. Over the years, Mr. Svider has participated and led investments in a number of sectors, including TMT, healthcare, industrials, business services, consumer and retail. He is currently Non-Executive Chairman of PetSmart LLC and Chairman of the Boards of Chewy, Inc (NYSE “CHWY”) and Madison Logic Inc. He also serves on the Boards of Valtech SE and EAB Global, Inc. Mr. Svider previously served as Chairman of the Advisory Board of The Aenova Group, the Board of Keter Group Holding Sarl, a Director of Cyxtera Technologies, Inc., Appgate, Inc., Intelsat S.A. (NYSE “I”), Presidio, Inc., GardaWorld Corporation, GFL Environmental Inc. (NYSE “GFL”) and NAVEX Global Inc. Mr. Svider is also on the Board of the Polsky Center Private Equity Council at the University of Chicago, and is a Council Member on the Council of Chicago Booth and is on the Board of Trustees of the Nightingale-Bambord school. Mr. Svider received a Masters of Business Administration from the University of Chicago and a Master of Science in Engineering from both Ecole Polytechnique and Ecole Nationale Superieure des Telecommunications in France. Mr. Svider’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, finance and investments.

OUR EXECUTIVE OFFICERS
Our current executive officers are:

Dennis Mathew	Chief Executive Officer (CEO)
Marc Sirota	Chief Financial Officer (CFO)
Michael E. Olsen	General Counsel and Chief Corporate Responsibility Officer
Michael Parker	EVP, President - Consumer Services
Biography for Dennis Mathew is provided above in Proposal 1.
Marc Sirota, 55, is Chief Financial Officer of Optimum Communications. In this role, he oversees the Company’s financial and accounting matters as well as its strategic planning and analysis, internal audit, tax, investor relations and treasury activities. He joined Optimum Communications in February 2023 as the CFO Telecommunications and was appointed to the role of Chief Financial Officer effective March 1, 2023. Prior to joining Optimum Communications, Mr. Sirota served in various senior roles at Comcast Corporation, including as CFO at Division and Regional levels, Cable Assistant Controller, and Senior Vice President of Enterprise Business Intelligence. Prior to his employment with Comcast Corporation, Mr. Sirota was employed as an audit manager with Deloitte Touche Tohmatsu Limited. Mr. Sirota received his Bachelor of Science in Accounting from Bloomsburg University of Pennsylvania and has completed executive studies at the Wharton School of Management. Mr. Sirota is a certified public accountant.
Michael E. Olsen, 61, is General Counsel and Chief Corporate Responsibility Officer for Optimum Communications. In this role, Mr. Olsen is responsible for all legal affairs for the Company, as well as government and regulatory affairs, community affairs, and ESG functions. Mr. Olsen was appointed General Counsel and Chief Corporate Responsibility Officer in May 2023. Mr. Olsen previously served as Executive Vice President, General Counsel and Secretary from October 2019 until May 2023. Prior to this appointment, he served as a Senior Vice President in the Optimum Communications Legal department where he oversaw the Company’s legal activities in support of US operations, as well as supporting regulatory and legislative policies across all of the Company’s business interests. Prior to the acquisition of Cablevision by Altice, Mr. Olsen held the position of Senior Vice President, Legal Regulatory and Legislative Affairs overseeing the Company’s public policy and legal strategy at the Federal Communications Commission, Congress, and before state and local government, developing and implementing legal policy for the Company across the range of its businesses. Mr. Olsen is a former clerk to the US District Court in Los Angeles and graduate of Georgetown University (JD) and Loyola Marymount University (BBA).
Michael Parker, 59, is EVP, President - Consumer Services of Optimum Communications. In this role, he leads all aspects of the residential business, including sales, brand, marketing & media, and customer base management supporting the Company’s residential broadband, mobile, video and phone services. Mr. Parker previously served as President of Business Services of the Company from 2023 to 2024. Prior to joining Optimum Communications, Mr. Parker spent over 20 years at Comcast Corporation in a variety of leadership roles, including serving as Regional Senior Vice President of Comcast Corporation's Beltway Region. Mr. Parker has served on various professional and non-profit boards and is currently a Board Member of CWI Labs (Center for Workforce Inclusion). Mr. Parker received a Bachelor of Arts in Sociology from Lake Forest College and holds a Masters of Business Administration from Northwestern University and a Juris Doctor degree from the University of Miami School of Law.

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE SUMMARY
Overview
This section discusses the material components of our executive compensation program for each of our named executive officers in 2025. Our named executive officers are:
•Dennis Mathew, Chief Executive Officer (CEO);
•Marc Sirota, Chief Financial Officer (CFO);
•Michael Olsen, General Counsel and Chief Corporate Responsibility Officer; and
•Michael Parker, EVP, President - Consumer Services
Mr. Olsen will transition from his current role effective October 1, 2026 (or earlier upon the appointment of a successor) and will continue employment with the Company as Senior Executive Counsel, Capital Transformation through December 31, 2027, at which time he will retire.
Unless otherwise noted, the compensation discussed in this section is the compensation paid to our named executive officers with respect to their services to Optimum Communications in 2025.
Executive Compensation Philosophy
The Company’s executive compensation philosophy is based on the following principles:
•provide total compensation that attracts, motivates and retains individuals with the knowledge, expertise and experience required for each specific role;
•deliver an appropriate proportion of the total compensation package through variable pay elements linked to performance over the short- and long-term;
•encourage and reward performance that will lead to long-term enhancement of stockholder value; and
•take into account compensation practices in the markets in which we operate and compete for talent.
DETERMINATION OF COMPENSATION
The Compensation Committee is responsible for overseeing our overall compensation structure and assessing whether our compensation structure results in appropriate compensation levels and incentives for executive management. Compensation levels for our named executive officers are determined by the Compensation Committee within the framework of the Company’s executive compensation philosophy, as described above, and in consideration of a number of factors, such as the nature of the role, experience and performance of the individual and compensation levels for similar roles in the market. The Compensation Committee considers recommendations from our CEO regarding the compensation of our executive officers other than the CEO, and from Mr. Patrick Drahi, as a board member, regarding our CEO.
The responsibilities of the Compensation Committee are set forth in its charter. Among other responsibilities, the Compensation Committee (1) establishes our general compensation philosophy and, in consultation with management, oversees the development and implementation of compensation programs; (2) reviews and approves corporate goals and objectives relevant to the compensation of our CEO and the other executive officers of the Company who are required to file reports under Section 16(a) of the Exchange Act; (3) evaluates such executive officers’ performance in light of those goals and objectives and determines and approves their compensation levels based upon those evaluations; and (4) administers our stockholder-approved compensation plans.
ROLE OF INDEPENDENT COMPENSATION CONSULTANT
The Compensation Committee retained FW Cook to serve as its independent compensation consultant and assist in fulfilling its responsibilities in assessing executive officer and director compensation for 2025. In November 2025, the Compensation Committee retained Willis Towers Watson (WTW) as its compensation consultant for the balance of the year. In 2025, FW Cook and WTW reported directly to the Committee, providing recommendations and advice related to all aspects of our executive compensation program. The Compensation Committee authorized FW Cook and WTW to interact with management on behalf of the Compensation Committee as needed in connection with advising the Compensation Committee. The Compensation Committee reviewed the independence of FW Cook and

WTW pursuant to NYSE and SEC rules and concluded that both FW Cook and WTW were independent and their work for the Compensation Committee did not raise any conflicts of interest.
BENCHMARKING
The Compensation Committee reviewed and compared compensation for a core peer group of companies in the same general industry or industries as the Company, as well as companies of similar size and business mix to evaluate the competitiveness and appropriateness of our compensation program. For 2025, the Compensation Committee selected the following list of companies that would comprise our peer group for 2025 compensation decisions:
•AT&T Inc.
•Charter Communications, Inc.
•Comcast Corporation
•Echostar Corporation
•Frontier Communications Parent, Inc. ("Frontier Communications")*
•Lumen Technologies, Inc.
•T-Mobile US, Inc.
•Verizon Communications Inc.
*Subsequent to this peer group analysis, Frontier Communications merged with Verizon Communications, Inc. in January 2026.
Based on our business operations and competitive labor markets, the Compensation Committee determined that the peer group represented an appropriate benchmark for the market for our senior executive talent, and would be supplemented by third-party general industry survey data in determining appropriate pay levels for the named executive officers.
In February 2025, FW Cook presented to the Compensation Committee a comparison of the proposed 2025 base rates of salary, projected bonus, long-term incentives and total direct compensation (defined as total cash compensation plus the value of long-term incentives) of our named executive officers against the 25th, median and 75th percentiles of similar positions in general industry survey data from a third-party provider. Mr. Parker became an executive officer later in February and was not included in the FW Cook analysis. For Messrs. Mathew, Sirota, and Olsen, a comparison of projected 2025 compensation against the 25th, median and 75th percentiles of actual 2023 peer group compensation (the most recent peer compensation data available at the time) was also presented. Compensation of Mr. Mathew was compared to chief executive officers in the general industry survey and at the peer group companies. Compensation of Mr. Sirota was compared to chief financial officers in the general industry survey and at the peer group companies. Compensation of Mr. Olsen was compared to top legal executive roles in the general industry survey and at the peer group companies.
The Compensation Committee set a general guideline for target total direct compensation for named executive officers at or near the median of the market data. Individual pay levels may exceed or fall below the median of the peer group, as the Compensation Committee deems appropriate, based on a number of factors including an executive’s experience, skills and level of responsibility.
SAY ON PAY
In accordance with the advisory vote on the frequency of the stockholder advisory vote on executive compensation submitted to stockholders at the Company’s 2025 annual meeting, the Company will hold a stockholder advisory vote on executive compensation every three years. The most recent executive compensation advisory vote was held at the Company’s 2025 annual meeting of stockholders, at which approximately 98% of the votes of holders of Class A and Class B common stock, voting together as a single class, approved the advisory vote on the compensation of the executive officers. The Compensation Committee considered the outcome of this vote for compensation when making compensation decisions for our named executive officers.
ELEMENTS OF COMPENSATION
BASE SALARIES
The named executive officers receive a base salary to compensate them for services provided to the Company. Base salary is intended to provide a fixed component of compensation reflecting various factors, such as the nature of the role and the experience and performance of the individual. In February 2025, the Compensation Committee reviewed the base salaries of Messrs. Mathew, Sirota and Olsen. Based on its review, the Compensation Committee approved an increase to the base salary for Mr. Mathew and Mr. Sirota. Effective January 1, 2025, Mr. Mathew’s base salary increased from $1,250,000 to $1,550,000 and Mr. Sirota’s base salary increased from $600,000 to $650,000.
As of December 31, 2025, Mr. Mathew’s base salary was $1,550,000, Mr. Sirota’s base salary was $650,000, Mr. Olsen’s base salary was $575,000 and Mr. Parker’s base salary was $550,000.
ANNUAL BONUS
Under our executive compensation program, the Compensation Committee grants annual cash bonus incentive opportunities to executive officers and other members of management. For 2025, each of our named executive officers was eligible to earn an annual performance-based cash bonus under the Optimum Communications Bonus Plan (the "Bonus Plan”) that will pay out between 0% and 200% of the target cash bonus amount. The purpose of the Bonus Plan is to motivate and reward our executive officers by making a portion of their cash compensation dependent upon certain Company, corporate, business unit and individual performance goals. The Bonus Plan consists of three divisional bonus plans – Corporate Bonus Plan, Telecommunications Bonus Plan and News & Advertising Bonus Plan.
The Compensation Committee reviews the target bonus levels of the named executive officers at least annually. The Compensation Committee evaluates each executive’s performance and responsibilities and may adjust executive target bonus levels accordingly. For 2025, the Compensation Committee increased Mr. Sirota’s bonus target from 100% to 150% of his base salary. The Compensation Committee set the following bonus targets for the named executive officers for 2025: Mr. Mathew—$3,000,000 (maximum payout of $6,000,000); Mr. Sirota—$975,000 (maximum payout of $1,950,000); Mr. Olsen—$575,000 (maximum payout of $1,150,000); and Mr. Parker—$825,000 (maximum payout of $1,650,000).
The 2025 annual cash bonus incentive opportunity for Messrs. Mathew, Sirota and Olsen was based on Optimum Communications' financial, divisional and operational results under the Corporate Bonus Plan, as set forth below:

Performance Area	Performance Metrics(1)	Weight	Payout Range
Financial	Adjusted EBITDA	25%	0% – 200%
Financial	Adjusted EBITDA less Capex	15%	0% - 200%
Divisional	Divisional Operational Performance	40%	0% - 200%
Operational	Discretionary Objectives	20%	0% – 200%
Total		100%	0% – 200%

(1)Results below the minimum or above the maximum receive no payout or maximum payout, respectively. The Compensation Committee has the discretion to adjust downward or upward (to a maximum of 200%) for individual performance and other factors.
The 2025 annual cash bonus incentive opportunity for Mr. Parker was based on Optimum Communications' financial and divisional operational results under the Telecommunications Bonus Plan, as set forth below:

Performance Area	Performance Metrics(1)	Weight	Payout Range
Financial	Adjusted EBITDA	25%	0% – 200%
Financial	Adjusted EBITDA less Capex	10%	0% - 200%
Operational	Divisional Operational Performance	45%	0% - 200%
Operational	Discretionary Objectives	20%	0% – 200%
Total		100%	0% – 200%

(1)Results below the minimum or above the maximum receive no payout or maximum payout, respectively. The Compensation Committee has the discretion to adjust downward or upward (to a maximum of 200%) for individual performance and other factors.
The Adjusted EBITDA performance metric and the Adjusted EBITDA less Capex performance metrics are utilized in both the Corporate Bonus Plan and the Telecommunications Bonus Plan.

•The Adjusted EBITDA performance metric eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our business and from intangible assets recognized from acquisitions, as well as certain non-cash and other operating items that affect the period-to-period comparability of our operating performance. In addition, Adjusted EBITDA is unaffected by our capital and tax structures and by our investment activities.
•The Adjusted EBITDA less Capex performance metric further deducts capital expenditures to provide a clearer view of cash flow generated by operations after accounting for major investments in assets.
The divisional operational performance metric under the Corporate Bonus Plan is designed to reflect the performance of the Company’s different business divisions and is earned based on the weighted average payout score of the Telecommunications Bonus Plan operational non-discretionary performance score (80% weight) and the News & Advertising Bonus Plan operational non-discretionary performance score (20% weight).
The operational performance metric under the Corporate Bonus Plan is a discretionary measure based on the overall effectiveness of our corporate departments in supporting the Company's financial and operational objectives for the fiscal year, as determined by the Compensation Committee.
The operational performance metrics under the Telecommunications Bonus Plan include both non-discretionary and discretionary components. The non-discretionary operational performance metrics include data net additions, service visit rates and mobile line net additions. The discretionary performance measure is based on the overall effectiveness of our telecommunications departments in meeting the Company's operational objectives for the fiscal year, as determined by the Compensation Committee.
For our corporate leaders who participate in the Corporate Bonus Plan, including Messrs. Mathew, Sirota and Olsen, actual performance against these performance metrics resulted in a payout score equal to 76.7% of target bonus, reflecting a Financial payout score of 35.7%, a Divisional payout score of 21.0% and an Operational payout score of 20.0%. For our telecommunications leaders who participate in the Telecommunications Bonus Plan, including Mr. Parker, these performance metrics resulted in a payout score equal to 68.9% of target bonus, reflecting a Financial payout score of 31.5%, an Operational non-discretionary payout score of 17.4% and an Operational discretionary payout score of 20.0%. The 2025 Adjusted EBITDA and target Adjusted EBITDA (which excludes the i24 business) utilized by the Committee were $3,390.0 million and $3,406.6 million, respectively. The 2025 Adjusted EBITDA less capital and target Adjusted EBITDA less capital (which excludes the i24 business) utilized by the Committee were $2,046.7 million and $2,092.8 million, respectively. This resulted in a financial score of 35.7% for the Corporate Bonus Plan and 31.5% for the Telecommunications Bonus Plan.
The Compensation Committee acknowledged the underperformance for the Corporate Bonus Plan and the Telecommunications Bonus Plan attributable to missing the threshold performance level of data net additions in the Telecommunications Bonus Plan. The Compensation Committee exercised its discretion under the Corporate Bonus Plan and the Telecommunications Bonus Plan to increase the total payout score to 92.0% and 80.0%, respectively.
The Compensation Committee further approved discretionary individual performance adjustments to certain of the executive officers' 2025 bonus payouts. The Committee approved a total bonus payout (inclusive of the individual performance adjustments) equal to 85% of the target bonus for Mr. Parker ($701,250). The discretionary bonus amount included in Mr. Parker's total bonus payout under the Telecommunications Bonus Plan equaled $41,250.
The definitions of Adjusted EBITDA and Adjusted EBITDA less Capex are described in the section titled "Description of Non-GAAP Financial Measures" below.
LONG TERM INCENTIVES
The Compensation Committee designs our executive compensation program to achieve the objectives described above under “Executive Compensation Philosophy.” For 2025, we granted equity awards to encourage an ownership culture and align management with stockholders’ interests.
The objective of our equity incentive programs has been to link the personal interests of equity incentive plan participants to those of our stockholders.
Consistent with its approach in 2024, for 2025, our named executive officers, which we sometimes refer to as our NEOs, were eligible to receive a long-term incentive award pursuant to the Long Term Incentive Plan based on a target annual long-term incentive award value approved by the Compensation Committee. Awards were delivered in the form of 50% RSUs and 50% cash performance awards (“CPAs”), which are cash-denominated awards that may be settled on the vesting date in cash or shares of Class A common stock, as determined in the Compensation

Committee’s discretion. The annual RSUs were granted in March and vest in equal installments on each of March 1, 2026, 2027 and 2028, provided that the recipient continues to provide services to the Company through the applicable vesting date. The annual CPAs were granted in September and can be earned (if at all) up to 200% of target based on the Company’s achievement of revenue and Adjusted EBITDA targets during the performance period from January 1, 2025 through December 31, 2027, provided that the recipient continues to provide services to the Company through the date achievement is certified by the Compensation Committee. Our NEOs received the following annual long-term incentive awards for 2025: Mr. Mathew was granted 1,893,939 RSUs and a CPA valued at $5,000,000; Mr. Sirota was granted 662,879 RSUs and a CPA valued at $1,750,000; Mr. Olsen was granted 568,182 RSUs and a CPA valued at $1,500,000; and Mr. Parker was granted 426,136 RSUs and a CPA valued at $1,125,000.
For information regarding the treatment of long-term incentive awards granted to our NEOs, see “Agreements with our NEOs” and “Payments on Termination or Change in Control” below. Mr. Mathew’s CPA award agreements provide that in the event that Mr. Mathew’s employment is terminated without Cause, he resigns for Good Reason (each as defined in the Employment Agreement by and between Mr. Mathew and the Company, dated September 7, 2022), or upon a termination due to death or disability, a pro rata portion of his unvested CPAs will remain outstanding and continue to vest, calculated based on the number of completed months between the date of grant and the date of such termination event divided by the total number of months between the date of grant and the vesting date. In the event of a change in control, any unvested CPAs will become fully vested, provided that Mr. Mathew is employed through the date of the change in control. These CPAs are subject to non-competition and non-solicitation restrictive covenants.
The Compensation Committee will continue to evaluate on an annual basis the alignment of management’s interests with stockholders’ interest, along with the retentive value of our executives’ long-term incentive compensation and may provide additional equity grants to our senior leaders, including our named executive officers, in the future.
PERFORMANCE OF 2023-2025 CASH PERFORMANCE AWARDS
The CPAs awarded in 2023 were eligible to be earned based on the Company’s achievement of revenue targets which were set at $9,295.0 million, $9,237.0 million, $8,996.8 million for years 2023, 2024 and 2025, respectively; and Adjusted EBITDA targets, which were set at $3,574.0 million, $3,681.1 million, $3,537.5 million for years 2023, 2024, and 2025, respectively, during the performance period from January 1, 2023 through December 31, 2025, provided that the recipient continued to provide services to the Company through the date achievement is certified by the Compensation Committee.
The Annual Aggregate Payout score for each year is based on revenue achievement (30% weight) and adjusted EBITDA achievement (70% weight) for years 2023, 2024 and 2025. The 2023 CPA payout score of 87.8% of target is equal to the average Annual Aggregate Payout score for 2023, 2024 and 2025 of 106.1%, 76.3% and 81.1%, respectively. as set forth in the chart below. On February 5, 2026, the Compensation Committee approved the 2023 CPA payout score of 87.8%.

	REVENUE					Adjusted EBITDA
Year	Target	Actuals	Achievement %	Payout Score	Weight	Target	Actuals	Achievement %	Payout Score	Weight	Annual Aggregate Payout Score
2023	$9,295.0	$9,237.0	99.4%	97.0%	30.0%	$3,574.0	$3,608.9	101.0%	110.0%	70.0%	106.1%
2024	$9,237.0	$8,952.0	96.9%	84.5%	30.0%	$3,681.1	$3,451.2	93.8%	72.8%	70.0%	76.3%
2025	$8,996.8	$8,588.5	95.5%	76.3%	30.0%	$3,537.5	$3,390.2	95.8%	83.2%	70.0%	81.1%

					Resulting CPA Payout Factor (3-year average)						87.8%
Mr. Sirota was granted a CPA with a target value of $3,000,000, which paid at $2,634,000 in cash, Mr. Olsen was granted a CPA with a target value of $1,375,000 in 2023, which paid at $1,207,250 in cash, and Mr. Parker was granted a CPA with a target value of $2,250,000, which paid at $1,975,500 in cash. The 2023 CPA was paid on February 13, 2026.

2025 EXTRAORDINARY BONUSES
In December 2025, the Compensation Committee approved the payment of special cash bonuses to certain of the Company’s named executive officers in the following amounts: Mr. Mathew, $750,000; Mr. Sirota, $600,000; Mr. Olsen, $600,000; and Mr. Parker, $150,000, which were paid to the named executive officers in December, 2025. The purpose of these special cash bonuses was to reward the named executive officers for their extraordinary contributions related to capital raising activities.
2026 EXECUTIVE COMPENSATION
In February 2026, the Compensation Committee approved modifications to the Company’s long-term incentive program designed to provide financial assurance and enhanced retention for our leadership team. The Compensation Committee believes these changes offer greater stability and certainty in payouts compared to prior years while maintaining alignment with the Company’s long-term performance objectives. Under the revised 2026 program, long-term incentive targets will be delivered through two vehicles in equal proportion: (1) a time-based Deferred Cash Award (“DCA”), granted in lieu of RSUs previously awarded under the Long Term Incentive Plan, vesting ratably over three years with one-third payable in cash in each of December 2026, December 2027, and December 2028; and (2) a CPA, vesting based on the Company’s achievement of revenue and Adjusted EBITDA performance goals for fiscal years 2026, 2027, and 2028, payable in February 2029. Each award is subject to the participant’s continued employment through the applicable vesting or payment date.
The modifications to our long-term incentive program apply only to long-term incentive grants in 2026. The Compensation Committee expects to establish the specific performance targets for the CPAs in the spring of 2026 and will continue to evaluate the structure of the Company’s long-term incentive program on an annual basis.
The 2026 long-term incentive target amounts of the combined DCA and anticipated CPA long-term incentive grants for Messrs. Mathew, Sirota, Olsen and Parker remain unchanged from 2025, with the DCAs replacing the RSU component of our long term incentive program granted in prior recent years.
Messrs. Mathew, Sirota, Olsen and Parker’s 2026 salary and short-term incentive compensation bonus plan target amounts also remain unchanged from 2025 as of the date this proxy is filed. However, the Committee has determined to set and assess the bonus plan targets and performance quarterly rather than annually, and any quarterly bonus amounts earned will be paid following the applicable quarter.
In February 2026, the Compensation Committee approved a special retention cash award to Mr. Mathew in the amount of $5.0 million (“Mathew Retention Award”). The Mathew Retention Award was paid in February 2026, but remains subject to repayment through December 31, 2027, unless Mr. Mathew remains in continuous employment with the Company through such date. If Mr. Mathew ceases to provide services prior to such date, he is required to repay to the Company the after-tax value of the Mathew Retention Award within 20 days following a termination of service, unless such cessation was as a result of a termination by the Company without “cause” (as defined in the award agreement) or his death or “disability” (as defined in the award agreement), in which case no repayment would be required.
In addition, in April 2026, the Compensation Committee approved a special retention cash award to Mr. Olsen, who will transition from his current role effective October 1, 2026 (or earlier upon the appointment of a successor) (the “Transition Date”) and will continue employment with the Company as Senior Executive Counsel, Capital Transformation through December 31, 2027, at which time he will retire pursuant to a Transition, Retention and Retirement Agreement, dated as of April 1, 2026 (the “Transition Agreement”). Under the Transition Agreement, Mr. Olsen was to receive a lump-sum cash retention payment of $3.575 million, which will be fully earned on December 31, 2027, subject to his continued employment through such date. This amount was paid in April 2026. If Mr. Olsen’s employment terminates prior to such date for reasons other than a qualifying termination (as described below), he will be required to repay the after-tax value of the retention payment. No repayment is required in the event of a qualifying termination, which generally includes a termination without cause, a resignation by Mr. Olsen for good reason or a termination due to Mr. Olsen’s death or disability. In addition, in the event of a qualifying termination prior to December 31, 2027, Mr. Olsen will be entitled to a lump sum payment equal to the base salary he would have received through December 31, 2027 and continued vesting of his long-term incentive awards through December 31, 2027, subject to execution of a separation agreement and compliance with continuing confidentiality and non-disparagement restrictions and other restrictive covenants applicable to Mr. Olsen.

BENEFITS
The named executive officers are eligible to participate in the health and welfare benefit plans made available to the other benefits-eligible employees of the Company, including medical, dental, vision, life insurance and disability coverage, while employed with the Company.
The named executive officers are eligible to participate in the Optimum 401(k) Savings Plan and may contribute into their plan accounts a percentage of their eligible pay on a before-tax basis and after-tax basis. The Company matches 100% of the first 4% of eligible pay contributed by participating employees. In addition, the Company may make an additional discretionary year-end contribution. Any discretionary year-end contribution, if approved by the Company, will be provided to all eligible participants who are active on the last day of the plan year and who complete 1,000 hours of service in such plan year. Company contributions to the Optimum 401(k) Savings Plan are subject to vesting limitations for the first three years of employment.
The Company also sponsors the Cablevision Excess Savings Plan, a non-qualified deferred compensation plan, in which certain of our named executive officers participate. Effective December 31, 2016, the Cablevision Excess Savings Plan was frozen to new participants and Company contributions. The Company maintains the Cablevision Cash Balance Pension Plan, a tax-qualified defined benefit plan, and the Cablevision Excess Cash Balance Plan, a non-qualified defined benefit plan for participants whose benefits in the qualified plan are limited by applicable Internal Revenue Service limitations. Effective December 31, 2013, the Cablevision Cash Balance Pension Plan and the Cablevision Excess Cash Balance Plan were frozen to new participants and future benefit accruals, except for certain employees covered by a collective bargaining agreement for whom accruals were frozen as of April 15, 2015. Monthly interest credits continue to be made to participant accounts until distribution of the accounts following termination of employment. In February 2026, the Compensation Committee terminated the Cablevision Excess Savings Plan and Cablevision Excess Cash Balance Pension Plan. Account balances in both plans will be distributed to participants on the earlier of the participant’s termination date or in February 2027, subject to Internal Revenue Code 409A requirements.
PERQUISITES
The Company provides certain perquisites to our named executive officers, which it has determined are appropriate for recruitment and retention. On occasion, our named executive officers may utilize the Company-provided aircraft for personal use, for which they reimburse the Company for the full cash cost of such travel. Immediate family members may accompany our named executive officers on business travel. The Company purchases tickets for sporting and entertainment events for business use; executive officers, including NEOs, have limited access to these tickets. Our named executive officers are also eligible to participate in the Optimum Employee Product Benefit program, which provides all benefits-eligible employees who reside in the Optimum footprint with discounted broadband, video and telephone services. The Company also makes available complimentary executive health exams for Executive Vice Presidents and above, including our named executive officers. See the “Summary Compensation Table” below for further information on the perquisites provided to our named executive officers during 2025. Pursuant to the Employment Agreement by and between Mr. Mathew and the Company, dated September 7, 2022, and as later extended by the Compensation Committee, Mr. Mathew was entitled to utilize temporary housing and associated benefits until the earlier of his relocation or the third anniversary of his employment date, provided that the aggregate benefit amount cannot exceed $750,000. Mr. Mathew’s temporary housing and associated benefits ceased in the second quarter of 2025.
In late 2024, in light of heightened concerns surrounding the safety of corporate executives, the Company engaged an enterprise security risk management firm to perform an executive threat assessment for Mr. Mathew in his role as CEO. Based on this assessment, the Company implemented additional risk-based business-related and personal security services for Mr. Mathew during 2025. As a result, Mr. Mathew may recognize imputed taxable income associated with such personal security services and we do not provide an associated tax reimbursement or gross-up. In accordance with SEC disclosure rules, the aggregate incremental costs associated with unreimbursed personal security provided to Mr. Mathew is reported in the “Summary Compensation Table.”
Throughout 2025, Mr. Sirota utilized a company vehicle and driver for commuting purposes, a portion of the cost for which he reimbursed. The value of the incremental cost associated with the unreimbursed portion is reported in the “Summary Compensation Table.” Mr. Sirota may recognize imputed taxable income associated with such usage and we do not provide an associated tax reimbursement or gross-up.

POST-TERMINATION COMPENSATION
Our named executive officers have helped build the Company into the successful enterprise that it is today and we believe that post‑termination benefits are integral to the Company’s ability to attract and retain qualified executives. Our named executive officers were eligible for severance benefits in 2025 under the Optimum Severance Benefits Policy, which is available to all eligible employees who qualify for such benefits. All severance benefits payable under the severance policy would be conditioned on the employee executing a separation agreement with the Company, including a release of claims and any other terms and conditions that the Company may require. For a description and quantification of the severance and other benefits payable to each of the named executive officers under the different circumstances of termination, see “Payments on Termination or Change of Control” below.
For a description of post-termination compensation rights memorialized in employment agreements with our NEOs, see “Agreements with our NEOs” below.
AGREEMENTS WITH OUR NEOS
The Company entered into an employment agreement with Mr. Mathew in 2022 and an offer letter with Mr. Sirota in 2023. For a description of the Transition Agreement entered into with Mr. Olsen in 2026, please see “2026 Executive Compensation” above. The Company does not have employment agreements with any other named executive officers.

Mathew Employment Agreement
Pursuant to the Employment Agreement by and between Mr. Mathew and the Company, dated September 7, 2022, Mr. Mathew will receive (i) an annual base salary of $1,000,000; (ii) an annual target bonus opportunity of $2,000,000 (provided that (x) with respect to 2022, his annual bonus will be prorated and deemed earned at 100% and (y) with respect to 2023, his annual bonus will be not less than $1,000,000), subject to continued employment through the date of payment; and (iii) following the second anniversary of the grant date of his initial equity award described below, eligibility to participate in the Company’s annual long-term incentive program, with an annual target award opportunity of $5,000,000. In connection with his hire by the Company, Mr. Mathew received: (i) a sign-on cash bonus of $850,000 plus an additional make-whole payment (up to $175,000) with respect to certain forfeitures in transitioning his employment; (ii) an initial equity grant with an aggregate grant date value of $20,000,000, 50% in the form of stock options and 50% in the form of restricted stock units, in each case, vesting 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date; and (iii) executive-level relocation benefits, including temporary housing for a period of up to the second anniversary of his employment start date, not to exceed $750,000 in the aggregate. Items (i) and (iii) are subject to clawback if Mr. Mathew is terminated for Cause (as defined in the Employment Agreement) or resigns without Good Reason (as defined in the Employment Agreement) in the two-year period following Mr. Mathew’s start date with the Company. Mr. Mathew may receive a tax gross up for taxes owed on the additional make-whole amount with respect to certain forfeitures in transitioning his employment up to a maximum of $140,000. In September 2024, the Compensation Committee approved the extension of time for Mr. Mathew to utilize temporary housing and associated benefits to the earlier of his relocation or the third anniversary of his employment start date, with no change to the $750,000 aggregate benefit amount.
If Mr. Mathew’s employment with the Company is terminated by the Company without Cause or he resigns for Good Reason, in addition to any accrued rights, Mr. Mathew will be entitled to receive, subject to his compliance with restrictive covenants in favor of the Company and execution of a release of claims against the Company: (i) 12 months of continued base salary and Company-subsidized COBRA coverage; (ii) payment of any earned but unpaid annual bonus for the year prior to his termination and a prorated annual bonus based on actual performance for the year in which his termination occurs, in each case payable when such annual bonuses are paid to similarly situated employees of the Company; and (iii) subject to Compensation Committee approval, certain prorated vesting of outstanding unvested time-vesting equity awards. If Mr. Mathew’s employment with the Company terminates due to his death or disability, subject to compliance with restrictive covenants and execution of a release, he (or his estate) will be entitled to the bonus payments described in this paragraph and three months of continued base salary.
Sirota Offer Letter
Pursuant to the offer letter, dated February 5, 2023 (as amended), between Mr. Sirota and the Company, Mr. Sirota will receive: (i) an annual base salary of $500,000; (ii) an annual target bonus opportunity of 100% of base salary, subject to continued employment through the date of payment; and (iii) beginning in 2024, eligibility to participate in the Company’s annual long-term incentive program, with an annual target award opportunity of $2,000,000. In connection with his hire by the Company, Mr. Sirota received: (i) a sign-on cash bonus of $200,000 (reimbursable upon voluntary resignation or for Cause termination prior to the second anniversary of start date); (ii) an initial equity grant of restricted stock units with an aggregate grant date value of $3,000,000, vesting in equal installments on March 1, 2024, March 1, 2025 and March 1, 2026; (iii) a cash performance award with an aggregate grant date value of $3,000,000, with an anticipated vesting date in March 2026 subject to achievement of certain Company financial and performance metrics to be determined by the Board; and (iv) executive-level relocation benefits, including monthly installment payments of $20,000 for up to six months. Mr. Sirota is subject to all clawback policies adopted by the Company.
If Mr. Sirota’s employment with the Company is terminated by the Company without Cause (as defined in his offer letter), Mr. Sirota will be entitled to receive separation benefits under the Company’s Severance Plan, subject to his execution of a separation agreement and release of claims in favor of the Company, which will include: (i) 12 months of continued base salary; (ii) payment of any earned but unpaid annual bonus for the year prior to his termination and, if termination occurs on or after July 1, a prorated annual bonus based on actual business performance for the year in which his termination occurs but without adjustment for personal performance, in each case payable when such annual bonuses are paid to similarly situated employees of the Company; and (iii) three months of Company-subsidized COBRA coverage.
CLAWBACK
The Long Term Incentive Plan provides that the Company may take action to recover any awards granted under the Long Term Incentive Plan (including awards that are solely subject to service vesting), payments made pursuant to the Long Term Incentive Plan and any gains realized upon exercise or settlement of an award under the Long Term Incentive Plan as permitted or mandated by applicable law, rules, regulations or any Company policy. In October and November 2023, respectively, the Compensation Committee and Board approved the Company’s Dodd-Frank Clawback Policy.
TAX DEDUCTIBILITY OF COMPENSATION
Section 162(m) of the Internal Revenue Code, as amended (“Section 162(m)”), establishes a $1 million limit on the amount that a publicly held corporation may deduct for compensation paid to “covered employees”. Pursuant to the Tax Cuts and Jobs Act, the definition of “covered employees” includes the chief executive officer, chief financial officer and the next three most highly paid named executive officers in a taxable year. Once an officer is a “covered employee,” his or her compensation from the Company at any time will remain subject to Section 162(m). The Company’s tax deduction with regard to the compensation of “covered employees” is limited to $1 million per taxable year.
DESCRIPTION OF NON-GAAP FINANCIAL MEASURES
The non-GAAP financial measures disclosed here are measures with respect to Optimum Communications performance used as performance targets in 2025 compensation programs in which the named executive officers of the Company participate.
Adjusted EBITDA: Net income (loss) excluding income taxes, non-operating income or expenses, gain (loss) on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments and sale of affiliate interests, interest expense, net, depreciation and amortization, share-based compensation, restructuring, impairments and other operating items (such as significant legal settlements and contractual payments for terminated employees).
Adjusted EBITDA less Capex: Adjusted EBITDA less capital expenditures.
For additional information regarding Adjusted EBITDA, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
REPORT OF COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussions, we have recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Members of the Compensation Committee
Raymond Svider (Chair)	Mark Mullen	Susan Schnabel

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation paid to or earned by each of our named executive officers for services to Optimum Communications for the year ending December 31, 2025.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Option awards ($)	Non-equity incentive plan compensation ($)(3)	Change in pension value and non-qualified deferred compensation earnings ($)(4)	All other compensation ($)(5)	Total ($)
Dennis Mathew	2025	1,541,923	750,000	9,810,605	—	2,760,000	—	169,792	15,032,320
CEO	2024	1,245,192	—	9,952,471	—	2,925,000	—	302,736	14,425,399
	2023	1,000,000	968,000	—	—	2,032,000	—	327,478	4,327,478
Marc Sirota	2025	648,654	600,000	3,433,713		895,142		18,200	5,595,709
CFO	2024	598,077	224,279	2,971,482	—	583,125	—	14,340	4,391,303
	2023	421,154	442,000	5,547,739	—	508,000	—	465,915	7,384,808
Michael Olsen	2025	575,000	600,000	2,943,182		529,000	24,139	13,519	4,684,840
EVP, General Counsel	2024	560,866	210,325	2,971,482	—	546,844	3,426	13,504	4,306,447
and CCRO	2023	463,846	108,540	5,249,646	—	471,268	31,555	12,400	6,337,255
Michael Parker	2025	550,000	191,250	2,207,385	—	660,000	—	14,846	3,623,481
EVP, President - Consumer
Services

(1)Represents an approved discretionary individual performance bonus, as described in the section titled “Annual Bonus” for Mr. Parker in the amount of $41,250, and special cash bonuses, as described in the section titled "2025 Extraordinary Bonuses" in the Compensation Discussion and Analysis.
(2)Represents the aggregate grant date fair value of RSUs and CPAs granted, as described in the section titled “Long Term Incentives” in the Compensation Discussion and Analysis, computed in accordance with FASB ASC Topic 718. The grant date fair value of the RSUs is based on the closing price of our Class A common stock on the grant date for each award. The grant date fair value of the annual CPAs granted to our NEOs in October 2025, assuming achievement of the highest level of performance, are as follows: $5,000,000 for Mr. Mathew, $1,750,000 for Mr. Sirota, $1,500,000 for Mr. Olsen, and $1,125,000 for Mr. Parker.
(3)The 2025 amounts reflect the formula-based portion of the annual bonus paid to our named executive officers under the Corporate Bonus Plan (in the case of Messrs. Mathew, Sirota and Olsen) and under the Telecommunications Bonus Plan (in the case of Mr. Parker), as described in the section titled “Annual Bonus” in the Compensation Discussion and Analysis.
(4)Represents the aggregate change in actuarial present value of our defined benefit plans as described in “Pension Benefits” below.
(5)For 2025, this column represents, for each individual, a matching contribution and/or Company discretionary contribution made by the Company on behalf of such individual under the Company’s 401(k) Plan. In addition, this amount includes the cost of transitional housing benefits for Mr. Mathew in the amount of $117,776 (including $43,060 tax gross-up). Our named executive officers have access to Company-provided aircraft for personal use. To the extent our executives (or their guests) use Company-provided aircraft for personal travel, they reimburse the Company for the full cash cost to the Company associated with such travel, and the Company has no other incremental costs for this travel. In addition, the named executive officers are eligible to participate in the Optimum Employee Product Benefit program, which provides all benefits‑eligible employees who reside in the Optimum footprint with discounted video, broadband and telephone services. The Company purchases tickets for sporting and entertainment events for business use; executive officers, including NEOs, have limited access to these tickets. There is no incremental cost to the Company for these benefits. In addition, this amount includes the incremental cost to the Company for personal security services provided to Mr. Mathew in the amount of $12,300 and use of company car and driver for commuting purposes in the amount of $25,200 for Mr. Mathew and $4,200 for Mr. Sirota.
GRANTS OF PLAN-BASED AWARDS
The table below presents information regarding awards granted in 2025 to each named executive officer under the Long Term Incentive Plan and the Short Term Incentive Plan in which the named executive officers participated.

Name	Grant date	Estimated future payouts under non-equity incentive plan awards(1)		Estimated future payouts under equity incentive plan awards(2)		All other stock awards: Number of shares of stock or units(#)(3)	Grant date fair value of stock and option awards ($)(4)
		Target ($)	Maximum ($)	Target ($)	Maximum ($)	Target (#)
Dennis Mathew		3,000,000	6,000,000
	3/18/25					1,893,939	4,810,605
	10/1/25			5,000,000	10,000,000		5,000,000

Marc Sirota		975,000	1,950,000
	3/18/25					662,879	1,683,713
	10/1/25			1,750,000	3,500,000		1,750,000

Michael Olsen		575,000	1,150,000
	3/18/25					568,182	1,443,182
	10/1/25			1,500,000	3,000,000		1,500,000

Michael Parker		825,000	1,650,000
	3/18/25					426,136	1,082,385
	10/1/25			1,125,000	2,250,000		1,125,000

(1)These columns show the target and maximum payouts under the Bonus Plan based on 2025 metrics and performance criteria described in the section titled “Annual Bonus” in the Compensation Discussion and Analysis. The Corporate Bonus Plan and the Telecommunications Bonus Plan can each be paid at zero and is not considered to have a threshold payout. Payments were made in March 2026 for 2025 performance. Actual amounts paid are reflected in the Non-Equity Incentive Plan Compensation and Bonus columns in the Summary Compensation Table.
(2)These columns show the target value of CPAs awarded in 2025 and maximum amounts payable, as described in the section titled “Long Term Incentives” in the Compensation Discussion and Analysis. The CPAs will vest, if at all, based on the Company’s achievement to targets during the performance period from January 1, 2025 through December 31, 2027, provided that the recipient continues to provide services to the Company through the date achievement is certified by the Compensation Committee.
(3)Represents the number of RSUs granted in 2025, as described in the section titled “Long Term Incentives” in the Compensation Discussion and Analysis, computed in accordance with FASB ASC Topic 718. The RSUs will vest in equal installments on each of March 1, 2026, 2027 and 2028, provided that the recipient continues to provide services to the Company through the applicable vesting date.
(4)Represents the grant date fair value of RSUs and CPAs granted in 2025, as described in the section titled “Long Term Incentives” in the Compensation Discussion and Analysis, computed in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. The CPA can be settled on the vesting date in cash or shares of Class A common stock, as determined in the Compensation Committee’s discretion. The grant date fair value of the RSUs is based on the closing price of our Class A common stock of $2.54 on March 18, 2025. The grant date fair value of the CPAs is equal to the target value.
OPTIMUM COMMUNICATIONS, INC (F/K/A ALTICE USA, INC) 2017 LONG TERM INCENTIVE PLAN, AS AMENDED
The Company maintains the Long Term Incentive Plan to provide for equity awards to officers, employees and consultants. Under the Long Term Incentive Plan, the Company may grant awards of options, restricted shares, restricted share units, stock appreciation rights, performance stock, performance stock units and other awards. Under the Long Term Incentive Plan, awards may be granted to officers, employees and consultants of the Company or any of its affiliates. The Long Term Incentive Plan will be administered by the Company’s Board, subject to the provision of the A&R Stockholder Agreement. The Board has delegated this authority to the Compensation Committee. The Compensation Committee has the full power and authority to, among other things, select eligible participants, grant awards in accordance with the Long Term Incentive Plan, determine the number of shares subject to each award or the cash amount payable in connection with an award and determine the terms and conditions of each award. The maximum aggregate number of shares of Class A common stock that was authorized for issuance under the Long Term Incentive Plan is 89,879,291. The Board has the authority to amend, suspend or terminate the Long Term Incentive Plan. No amendment, suspension or termination will be effective without the approval of the Company’s stockholders if such approval is required under applicable laws, rules and regulations.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The table below presents (i) the number of stock options awarded under the Long Term Incentive Plan, (ii) the number of performance stock units (“PSUs”) awarded under the Long Term Incentive Plan, (iii) the number of RSUs awarded under the Long Term Incentive Plan, and (iv) the amount of CPAs awarded under the Long Term Incentive Plan, in each case as of December 31, 2025.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(4)

Dennis Mathew	2,358,490	786,164(5)	5.80	10/26/2032
					431,035(6)	711,208
					633,714(7)	1,045,628
					1,893,939(8)	3,124,999
							2,500,000(9)	2,500,000
							5,000,000(10)	5,000,000
							5,000,000(11)	5,000,000

Marc Sirota					251,257(12)	414,574
					380,228(7)	627,376
					662,879(8)	1,093,750
							3,000,000(13)	3,000,000
							1,500,000(9)	1,500,000
							1,750,000(11)	1,750,000

Michael Olsen							51,936(14)	85,694
							126,560(15)	208,824
					83,752(12)	138,191
					48,828(16)	80,566
					380,228(7)	627,376
					568,182(8)	937,500
							1,000,000(13)	1,000,000
							375,000(13)	375,000
							1,500,000(9)	1,500,000
							1,500,000(11)	1,500,000

Michael Parker					302,420(17)	498,993
					253,486(7)	418,252
					426,136(8)	703,124
							2,250,000(13)	2,250,000
							1,000,000(9)	1,000,000
							1,125,000(11)	1,125,000

(1)Represent the number of RSUs awarded under the Long Term Incentive Plan and outstanding as of December 31, 2025.
(2)Represents the value of each RSU based upon the closing price of our Class A common stock of $1.65 on December 31, 2025.
(3)Represents the number of PSUs and CPAs awarded under the Long Term Incentive Plan and outstanding as of December 31, 2025.
(4)Represents (i) the reported value of each PSU based upon the closing price of our Class A common stock of $1.65 on December 31, 2025. The NEOs holding PSUs will not realize any value with respect to the PSUs unless the applicable vesting conditions are met, as described in footnotes 14 and 15 to this Outstanding Equity Awards at Fiscal Year-End Table and (ii) the fair market value of CPA is equal to the target value of the CPA.
(5)50% of options vested on October 26, 2024; 25% vested on October 26, 2025; and 25% will vest on October 26, 2026.

(6)50% of shares vested on October 26, 2024; 25% vested on October 26, 2025; and 25% will vest on October 26, 2026.
(7)1/3 of shares vested on March 1, 2025, 1/3 of shares vested on March 1, 2026 and 1/3 of shares will vest on March 1, 2027.
(8)1/3 of shares vested on March 1, 2026, 1/3 of shares will vest March 1, 2027 and 1/3 of shares will vest on March 1, 2028.
(9)The CPAs will vest, if at all, based on performance period from January 1, 2024 through December 31, 2026. These are payable in February 2027.
(10)The CPAs will vest, if at all, based on performance period of fiscal year 2027, and will become payable if earned in February 2028
(11)The CPAs will vest, if at all, based on performance period from January 1, 2025 through December 31, 2027. These are payable in February 2028.
(12)1/3 of shares vested on March 1, 2024, 1/3 of shares vested on March 1, 2025 and 1/3 of shares vested on March 1, 2026.
(13)The CPAs will vest, if at all, based on performance period from January 1, 2023 through December 31, 2025. These were paid on February 13, 2026 with a performance factor of 87.8%
(14)These PSUs will vest on the first day following the dates on which the 30-day volume weighted average trading price of a Share equals or exceeds $50.00. These performance share units forfeited in January 2026.
(15)These PSUs will vest on the first day following the dates on which the 30-day volume weighted average trading price of a Share equals or exceeds $60.00. These performance share units forfeited in January 2026.
(16)1/3 of shares vested on June 29, 2024, 1/3 of shares vested on June 29, 2025 and 1/3 of shares will vest on June 29, 2026.
(17)1/3 of shares vested on December 29, 2024, 1/3 of shares vested on December 29, 2025 and 1/3 of shares will vest on December 29, 2026.
OPTION EXERCISES AND STOCK VESTED
The table below presents information regarding the value of the RSUs that vested in 2025 for each of the named executive officers. None of the named executive officers exercised stock options with respect to Optimum Communications in 2025.

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Dennis Mathew(2)	747,890	1,814,177
Marc Sirota(3)	441,370	1,218,181
Michael Olsen(4)	413,993	2,025,349
Michael Parker(5)	429,161	860,896

(1)The “value realized” upon the vesting of these RSUs is equal to the number of shares of Class A common stock received multiplied by the closing stock price of Class A common stock on the date of vesting or the first business day following the date of vesting if the date vesting falls on a NYSE non-trading day.
(2)Mr. Mathew had 316,856 shares vest on March 1, 2025 with value realized on vesting calculated based on the closing price of our Class A common stock of $2.76. .Mr. Mathew also had 431,034 shares vest on October 26, 2025, with value realized on vesting calculated based on the closing price of our Class A common stock of $2.18.
(3)Mr. Sirota had 441,370 shares vest on March 1, 2025, with value realized on vesting calculated based on the closing price of our Class A common stock of $2.76.
(4)Mr. Olsen had 365,165 shares vest on March 1, 2025, with value realized on vesting calculated based on the closing price of our Class A common stock of $2.76. Mr. Olsen also had 48,828 shares vest on June 29, 2025, with value realized on vesting calculated based on the closing price of our Class A common stock of $2.14. Mr. Olsen also had $913,002 vest from DCAs awarded under the Long Term Incentive Plan on March 1, 2025. His DCAs could be settled in either cash or shares of Class A common stock, as determined by the Compensation Committee. The portion of Mr. Olsen’s DCAs that vested in 2025 were settled in cash
(5)Mr. Parker had 126,742 shares vest on March 1, 2025, with value realized on vesting calculated based on the closing price of our Class A common stock of $2.76. Mr. Parker also had 302,419 shares vest on December 29, 2025, with value realized on vesting calculated based on the closing price of our Class A common stock of $1.69.
PENSION BENEFITS
The table below shows the actuarial present value of accumulated benefits payable under our qualified and non-qualified defined benefit pension plans as of December 31, 2025 for Mr. Olsen, the sole named executive officer eligible to participate in such plans.

Name	Plan	Number of years credited service (#)(1)	Present value of accumulated benefit ($)(2)
Michael Olsen	Cablevision Cash Balance Pension Plan	23	227,724
	Cablevision Excess Cash Balance Plan	23	73,563

(1)Years of service are calculated based on elapsed time while a member of the plan. Actual elapsed time as an employee of Cablevision and Optimum Communications is 24 years for Mr. Olsen.

(2)Assumes Mr. Olsen will take a lump-sum payment of benefits at retirement. The lump-sum payment was determined by crediting the December 31, 2025 account balances with an assumed interest crediting rate of 4.69% until an assumed retirement age of 65. The present value of accumulated benefits was calculated using a discount rate of 5.10%.
CABLEVISION CASH BALANCE PENSION PLAN
The Cablevision Cash Balance Pension Plan is a tax-qualified defined benefit plan that was amended, effective December 31, 2013, to freeze participation and benefit accruals for all legacy Cablevision employees except certain employees covered by a collective bargaining agreement. Effective April 15, 2015, the plan was further amended to freeze participation and benefit accruals for the remaining employees covered by the collective bargaining agreement. Mr. Olsen is the only named executive officer with an accrued benefit under the Cablevision Cash Balance Pension Plan.
A notional account is maintained for each participant under the plan, which is credited with monthly interest credits based on the average of the annual rate of interest on the 30‑year U.S. Treasury Bonds for the months of September, October and November of the prior year. Monthly interest credits continue to be made to participant accounts until distribution of the accounts following termination of employment. All active participants are fully vested in their accounts. Upon retirement or other termination of employment with the Company, the participant may elect a distribution of the vested portion of the account. The normal form of benefit payment for an unmarried participant is a single life annuity and the normal form of benefit payment for a married participant is a 50% joint and survivor annuity. The participant, with spousal consent if applicable, can waive the normal form and elect to receive a single life annuity or a lump sum in an amount equal to the cash balance account.
CABLEVISION EXCESS CASH BALANCE PLAN
The Cablevision Excess Cash Balance Plan is a non-qualified defined benefit plan that is intended to provide eligible participants with the portion of their benefits that cannot be paid to them under the Cablevision Cash Balance Pension Plan due to Internal Revenue Code limits applicable to tax-qualified plans. Effective December 31, 2013, the Cablevision Excess Cash Balance Plan was amended to freeze participation and future benefit accruals for all employees. Mr. Olsen is the only named executive officer with an accrued benefit under the Cablevision Excess Cash Balance Pension Plan.
The Company maintains a notional excess cash balance account for each eligible participant and credits each excess cash balance account monthly with interest at the same rate used under the Cablevision Cash Balance Pension Plan. Monthly interest credits continue to be made to participant accounts until distribution of the accounts following termination of employment. All active participants are fully vested in their excess cash balance account. The excess cash balance account, to the extent vested, is paid in a lump sum to the participant as soon as practicable following his or her retirement or other termination of employment with the Company.
NON-QUALIFIED DEFERRED COMPENSATION TABLE
The table below shows the aggregate earnings and account balance information under non-qualified deferred compensation plans for Mr. Olsen, who is the sole named executive officer eligible to participate in such plan.

Name	Plan	Aggregate earnings in last FY ($)	Aggregate balance at last FYE ($)
Michael Olsen	Cablevision Excess Savings Plan	7,302	240,927
The Cablevision Excess Savings Plan is a non-qualified deferred compensation plan that operates in conjunction with the Optimum 401(k) Savings Plan. Effective December 31, 2016, the Cablevision Excess Savings Plan was frozen (i.e., no future employee or Company contributions are permitted under the Cablevision Excess Savings Plan for 2017 and thereafter). Participant notional account balances continue to be credited monthly with the rate of return earned by the stable value investment option available under the Optimum 401(k) Savings Plan.
Mr. Olsen is the only named executive officer with an account balance in the Cablevision Excess Savings Plan.
A participant is always fully vested in the participant’s own contributions and vests in the Company contributions over three years from date of hire (subject to full vesting upon death, disability or retirement after attaining age 65). Distributions are made in a lump sum as soon as practicable after the participant’s termination of employment with the Company.

PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
In the event of certain termination events during 2025, eligible employees, including our named executive officers, would have been eligible to receive certain severance benefits under the Optimum Severance Benefits Policy, which provides for severance benefits when a position is eliminated due to restructuring or reorganization. Severance amounts are based on two weeks of base salary for every completed year of service with a minimum of 52 weeks of base salary for senior vice presidents and above, 26 weeks for vice presidents and directors, and four weeks for all other eligible employees and an overall maximum of 52 weeks of base salary. Employees who were enrolled in the Company’s health plans at the time of termination are eligible to receive subsidized COBRA continuation for up to three months. Bonus‑eligible exempt employees, including the named executive officers, would have been eligible to receive a prorated 2025 annual bonus based on actual 2025 plan performance if a qualifying termination of employment occurred after June 30, 2025. Severance is subject to non-competition and non-solicitation restrictive covenants. In the event of termination for cause, voluntary termination, retirement, death or disability, none of the named executive officers would have been entitled to any severance payments as of December 31, 2025.
In addition, Mr. Mathew is eligible to receive certain termination benefits under the terms of his employment agreement with the Company and his CPA award agreements. Mr. Sirota is also eligible to receive certain termination benefits under the terms of his offer letter with the Company. For more information about these entitlements, see “Long Term Incentives” and “Agreements with our NEOs” in the Compensation Discussion and Analysis above.
Eligible employees, including our named executive officers, hold unvested options, which will vest fully following a Change of Control and on a pro-rata basis in the event of a termination due to death or Disability (as each term is defined in the Long Term Incentive Plan and related grant agreements).
Eligible employees, including our named executive officers, hold unvested RSUs, which will vest fully following a Change of Control and on a pro-rata basis in the event of a termination due to death or Disability (as each term is defined in the Long Term Incentive Plan and related grant agreements).
Eligible employees, including our named executive officers, hold unvested PSUs, which will vest fully, and any performance target will be deemed to have been achieved if a Change of Control occurs during the performance period (as defined in the Long Term Incentive Plan and related grant agreements).
Eligible employees, including our named executive officers, hold unvested CPAs, which will vest fully, and any performance target will be deemed to have been achieved if a Change of Control occurs during the performance period (as defined in the Long Term Incentive Plan and related grant agreements).
The following tables summarize the estimated amounts payable to each named executive officer employed by the Company in the event of a termination from employment without cause as of December 31, 2025 or upon a change of control as of December 31, 2025.
Benefits Payable as a Result of Termination of Employment by the Company without Cause

Name	Severance ($)(1)	Benefit subsidy($)(2)	2025 bonus ($)(3)	Equity awards ($)	Total ($)
Dennis Mathew(4)	1,550,000	20,328	3,000,000	4,520,086(5)	9,090,414
Marc Sirota	650,000	4,109	975,000	—	1,629,109
Michael Olsen	575,000	5,232	575,000	—	1,155,232
Michael Parker	550,000	5,627	825,000	—	1,380,627

(1)Pursuant to the Optimum Severance Benefits Policy, each named executive officer is entitled to two weeks' base salary for each completed year of service, with a minimum severance amount equal to 52 weeks of base salary for senior vice presidents and above.
(2)The amounts in this column reflect the employer subsidized COBRA for 12 months' continuation coverage for Mr. Mathew and three months’ continuation coverage for Messrs. Sirota, Olsen, and Parker based on their current benefits elections.
(3)The amounts in this column reflect the target amount of the 2025 annual bonus for Messrs. Mathew, Sirota, Olsen, and Parker.
(4)The benefits described in this table reflect the benefits to which Mr. Mathew would be entitled under the terms of his employment agreement with the Company and respective award agreement if Mr. Mathew’s employment was terminated by the Company without Cause or if Mr. Mathew resigned with Good Reason (each as defined in the Employment Agreement by and between Mr. Mathew and the Company, dated September 7, 2022) on December 31, 2025 subject to Compensation Committee approval.
(5)This amount represents the pro-rated value of Mr. Mathew’s unvested RSUs as of December 31, 2025 based upon the December 31, 2025 Optimum Communications closing price of $1.65 and the pro-rated value Mr. Mathew’s unvested CPAs as of December 31, 2025 assuming the respective performance conditions for each award are achieved. The pro-rated portion of Mr. Mathew’s unvested RSUs is calculated based on the number of completed months between the date of grant and the date of such termination event divided by the total number of months between the date of grant and the vesting date. The pro-rated portions of Mr. Mathew’s unvested CPAs are calculated based on the number of completed months between the date of grant and the date of such termination event divided by the total number of months between the date of grant and the vesting date. The vesting date is the date on which Compensation Committee certifies performance for the applicable CPA. For purposes of this disclosure, the vesting date is assumed to be February 15, 2027 for the CPAs granted on September 16, 2024, and December 18, 2024 respectively; and a vesting date of February 15, 2028 for the CPA granted on October 1, 2025.
Benefits Payable upon Death or Disability

Name	Unvested Options ($)(1)	Unvested PSUs ($)(2)	Unvested RSUs ($)(3)	Unvested CPAs ($)(4)
Dennis Mathew	—	—	1,422,270	3,318,050
Marc Sirota	—	—	910,704	—
Michael Olsen	—	—	677,264	—
Michael Parker	—	—	369,587	—

(1)Pursuant to the terms of the option award agreements, as of December 31, 2025, all unvested options shall vest in a pro-rated portion of the Options upon death or disability (as defined in the option award agreement). These options are subject to non-competition and non-solicitation restrictive covenants. As of December 31, 2025, only Mr. Mathew held stock options and all of these stock options had exercise prices above the closing price of our Class A common stock.
(2)Pursuant to the terms of the PSU award agreements, no unvested PSUs held by each named executive officer would vest upon a termination due to death or disability as of December 31, 2025 based upon the December 31, 2025 closing price of our Class A common stock of $1.65.
(3)The amounts in this column represent the pro-rated value of the unvested RSUs held by each named executive officer as of December 31, 2025 based upon the December 31, 2025 closing price of our Class A common stock of $1.65. Pursuant to the terms of the RSU award agreement, a pro-rated portion of the unvested RSUs shall vest upon death or disability. The Participant shall vest in a pro-rated portion of the RSUs (based on the number of completed months between the date of grant and the date of such termination event divided by the total number of months between the date of grant and the final vesting date) less the number of RSUs that are already vested as of the date of such termination. These RSUs are subject to non-competition and non-solicitation restrictive covenants.
(4)The amount in this column represents the pro-rated value of Mr. Mathew’s unvested CPAs as of December 31, 2025, assuming the respective performance conditions for each award are achieved. The pro-rated portions of Mr. Mathew’s unvested CPAs are calculated based on the number of completed months between the date of grant and the date of his termination due to death or disability divided by the total number of months between the date of grant and the vesting date. For purposes of this disclosure, the vesting date is assumed to be February 15, 2027 for the CPAs granted on September 16, 2024 and December 18, 2024 respectively; and a vesting date of February 15, 2028 for the CPA granted on October 1, 2025.
Benefits Payable upon a Change of Control Transaction

Name	Unvested options ($)(1)	Unvested PSUs ($)(2)	Unvested RSUs ($)(3)	Unvested CPAs ($)(4)
Dennis Mathew	—	—	4,881,835	12,500,000
Marc Sirota	—	—	2,135,700	6,250,000
Michael Olsen	—	294,518	1,783,633	4,375,000
Michael Parker	—	—	1,620,369	4,375,000

(1)Pursuant to the terms of the option award agreements, as of December 31, 2025, all unvested options automatically vest and are exercisable upon a Change of Control (as defined in the option award agreement). These options are subject to non-competition and non-solicitation restrictive covenants. As of December 31, 2025, only Mr. Mathew held stock options and all of these stock options had exercise prices above the closing price of our Class A common stock.
(2)The amounts in this column represent the value of the unvested PSUs held by each named executive officer as of December 31, 2025 based upon the December 31, 2025 closing price of our Class A common stock of $1.65. Pursuant to the terms of the PSU award agreements, the performance stock price will be deemed to have been achieved and the unvested PSUs shall become fully vested upon a Change of Control (as defined in the PSU award agreement). These PSUs are subject to non-competition and non-solicitation restrictive covenants.
(3)The amounts in this column represent the value of the unvested RSUs held by each named executive officer as of December 31, 2025 based upon the December 31, 2025 closing price of our Class A common stock of $1.65. Pursuant to the terms of the RSU award agreements, as of December 31, 2025, all unvested RSUs automatically vest and become fully vested upon a Change of Control (as defined in the RSU award agreement). These RSUs are subject to non-competition and non-solicitation restrictive covenants.
(4)The amounts in this column represent the target value of the unvested CPAs held by each named executive officer as of December 31, 2025. Pursuant to the terms of the CPA award agreements, as of December 31, 2025, the performance conditions shall be deemed to have been achieved and all unvested CPAs automatically vest and become fully vested upon a Change of Control (as defined in the CPA award agreement). These CPAs are subject to non-competition and non-solicitation restrictive covenants.

CEO PAY RATIO
Optimum Communications' CEO to median employee (“Median Employee”) pay ratio for 2025 was calculated pursuant to Item 402(u) of Regulation S-K, comparing total annual compensation for the CEO to that of the Median Employee. For purposes of calculating the pay ratio for 2025, the Median Employee was selected based on an analysis of the median 2025 W-2 income among all full- and part-time U.S. employees and an analysis of 2025 total estimated compensation payable to the 990 full- and part-time Jamaica employees, other than the CEO, who were actively employed by Optimum Communications as of December 31, 2025. No adjustments were applied to W-2 income or 2025 total estimated compensation for employees for purposes of determining the Median Employee, such as for employees who were on unpaid leave of absence at some point during the year. As of December 31, 2025 Optimum Communications employees outside of the U.S. totaled 1,004 employees (14 in Canada, and 990 in Jamaica). The employees in Canada were excluded from this analysis on the basis that they represented less than 5% of our total employee population. As of December 31, 2025, Optimum Communications had approximately 9,517 active employees globally, with approximately 10.5% of our employees located outside of the U.S., primarily in Jamaica and Canada. Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with the SEC’s disclosure rules. However, due to the flexibility afforded by the disclosure rules in calculating the CEO Pay Ratio, our CEO Pay Ratio may not be comparable to the CEO pay ratios presented by other companies.
The Median Employee had total annual compensation for 2025 of $77,652, calculated using the same methodology as applied for the CEO in the Summary Compensation Table. For 2025, the total compensation for our CEO, Mr. Mathew, was $15,032,320 as reported in the Summary Compensation Table. Full-time Optimum Communications employees in the U.S., including the Median Employee and the CEO, are also eligible to participate in Company-sponsored health and welfare benefits programs, which provide significant additional value but are not included in the measure of total annual compensation used to calculate the pay ratio.
The ratio of the CEO’s total annual compensation to that of the Median Employee was as follows:

CEO Total Annual Compensation	$15,032,320
Median Employee Total Annual Compensation	$77,652
Ratio of CEO to Median Employee Total Annual Compensation	194:1
PAY VERSUS PERFORMANCE
Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance of the Company. Our Compensation Committee did not consider the pay versus performance disclosure when making its incentive compensation decisions. For further information about how we align executive compensation with the Company’s performance, see the Compensation Discussion and Analysis. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by our NEOs, including with respect to options, PSUs, RSUs and CPAs.

Year	Summary compensation table total for Dennis Mathew ($)(1)	Compensation actually paid to Dennis Mathew ($)(2)	Summary compensation table total for Dexter Goei ($)(1)	Compensation actually paid to Dexter Goei ($)(2)	Average summary compensation table total for non-CEO named executive officers ($)(3)	Average compensation actually paid to non-CEO named executive officers ($)(4)	Value of initial fixed $100 investment based on:		Net Income(loss) ($)(in thousands)(7)	Adjusted EBITDA ($)(in thousands)(8)
							Total shareholder return ($)(5)	Peer group total shareholder return ($) (6)
2025	15,032,320	12,085,430	—	0	4,634,677	3,736,186	6.36	106.17	(1,833,047)	3,335,633
2024	14,425,399	11,821,800	—	—	3,744,972	3,260,453	6.36	106.42	(78,277)	3,413,181
2023	4,327,478	277,975	—	—	5,467,436	4,612,587	8.58	89.87	79,037	3,608,890
2022	22,518,415	15,966,980	3,692,504	(52,162,514)	790,064	(6,523,720)	12.15	81.2	220,889	3,866,537
2021	—	—	38,333,508	(96,687,299)	5,935,507	(14,170,298)	42.73	94.7	1,010,932	4,427,251

(1)Mr. Mathew was appointed CEO effective October 3, 2022, on which date Mr. Goei transitioned to the role of Executive Chairman of the Board. The dollar amounts reported for Mr. Mathew and Mr. Goei under “Summary Compensation Table Total” are the amounts of total compensation reported for Mr. Mathew and Mr. Goei for each corresponding year in the “Total” column of the "Summary Compensation Table" above.
(2)The dollar amounts reported for Mr. Mathew and Mr. Goei under “Compensation Actually Paid” represent the amount of “compensation actually paid” to Mr. Mathew and Mr. Goei, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Mathew or Mr. Goei during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to Mr. Mathew’s total compensation for each year to determine the compensation actually paid:

Mr. Mathew
2025
Total Compensation as reported in Summary Compensation Table ("SCT")	$15,032,320
Pension values reported in SCT	—
Fair value of equity awards granted during fiscal year reported in SCT	(9,810,605)
Pension value attributable to current years’ service and any change in pension value attributable to plan amendments made in the current year	—
Fair value of equity compensation granted in current year-value at year-end	8,124,999
Change in fair value for end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	(98,301)
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(1,162,983)
Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—
Compensation Actually Paid to CEO	$12,085,430
(3)The dollar amounts reported under Average Summary Compensation Total for non-PEO NEOs represent the average of the amounts reported for the Company’s named executive officers NEOs as a group (excluding any individual serving as our CEO for such year) in the “Total” column of the Summary Compensation Table in each applicable year. The names of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2025, Marc Sirota, Michael Olsen and Michael Parker; (ii) for 2024, Marc Sirota, Michael Olsen and Colleen Schmidt; (iii) for 2023, Marc Sirota, Michael Olsen, Colleen Schmidt and Michael Grau; (iv) for 2022, Michael Olsen, Colleen Schmidt and Michael Grau; and (v) for 2021, Michael Olsen, Colleen Schmidt, Michael Grau and Abdelhakim Boubazine.
(4)The dollar amounts reported under Average Compensation Actually Paid for non-PEO NEOs represent the average amount of “compensation actually paid” to the NEOs as a group (excluding the CEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to the NEOs’ total compensation for each year to determine the compensation actually paid:

NEO Averages
2025
Total Compensation as reported in SCT	$4,634,677
Pension values reported in SCT	(8,046)
Fair value of equity awards granted during fiscal year reported in SCT	(2,861,427)
Pension value attributable to current years’ service and any change in pension value attributable to plan amendments made in the current year	—
Fair value of equity compensation granted in current year-value at year-end	2,369,792
Change in fair value for end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	31,907
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(430,717)
Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—
Compensation Actually Paid to NEOs	$3,736,186
(5)Cumulative total shareholder return ("TSR") of a $100 investment from the beginning of fiscal year 2021 through the end of each of the years indicated for the Company.
(6)Represents the average peer group TSR. The peer group for this purpose is the peer group referenced by the Compensation Committee when making compensation decisions as described in the Compensation Discussion and Analysis, which has been consistent other than impacts due to peer company mergers and bankruptcies, as applicable.
(7)The amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable fiscal year.
(8)See "Description of Non-GAAP Financial Measures" above for the definition of Adjusted EBITDA.
Financial Performance Measures
The financial metrics we use in our annual and long-term incentive plans are our most important financial measures. As described in the sections titled "Executive Compensation Philosophy" and "Elements of Compensation" in the Compensation Discussion and Analysis, our short-term incentives are designed to motivate and reward our executive officers by making a portion of their cash compensation dependent upon certain Company, corporate, business unit and individual performance goals. Our long-term incentives are designed to encourage and reward performance that will lead to long-term enhancement of stockholder value. The most important financial measures used by the Company to link compensation actually paid (as defined by SEC rules) to the Company's named executive officers for the most recently completed fiscal year to the Company's performance are:
•Adjusted EBITDA;
•Adjusted EBITDA less Capex; and
•Revenue
Analysis of the Information Presented in the Pay versus Performance Table
While we utilize several performance measures to align executive compensation with performance, not all of these measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation actually paid (as defined by SEC rules) for a particular year. Furthermore, our CEO and named executive officers have changed, making year-to-year comparisons of compensation actually paid difficult.

In accordance with Item 402(v) of Regulation S-K, we are providing the following graphic descriptions of the relationships between information presented in the Pay versus Performance table.
Compensation Actually Paid and Net Income
Compensation Actually Paid and Adjusted EBITDA

Compensation Actually Paid and Total Shareholder Return
SECURITY AUTHORIZED FOR ISSUANCE UNDER THE LONG TERM INCENTIVE PLAN
The following table sets forth certain information as of December 31, 2025 with respect to the Long Term Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)(1)(3)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)($)(2)	Number of Securities Remaining Available for Future issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))

Equity compensation plans approved by stockholders:
2017 Long Term Incentive Plan, as amended	53,555,412	18.46	16,699,711
Equity compensation plans not approved by stockholders:
None	—	—	—
Total:	53,555,412	18.46	16,699,711

(1)Includes 17,042,677 options, 34,012,303 RSUs and 2,500,432 PSUs.
(2)Represents the weighted average exercise price of outstanding options. Shares issuable upon the vesting of RSUs and PSUs have been excluded from the calculation of the weighted average exercise price because they have no exercise price associated with them.
(3)The table does not reflect the number of shares that may be used to settle unvested CPAs as described in the section titled “Long Term Incentives” in the Compensation Discussion and Analysis. If settled in shares, the estimated amount of shares to settle the unvested after-tax value of the target CPAs as of December 31, 2025 would be 45,353,939, based on an assumed aggregate employee tax rate of 38% and a stock price of $1.65. The estimated number of shares needed to settle outstanding 2023 CPAs as of December 31, 2025 was 10,961,318. CPAs granted in 2023 that vested on February 13, 2026 were all settled in cash.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has approved the retention of KPMG LLP (“KPMG”) as our independent registered public accountants for 2026. KPMG will perform an integrated audit of our consolidated financial statements for fiscal year 2026 and an audit of our internal control over financial reporting as of December 31, 2026. We are asking that you ratify that appointment, although your ratification is not required. A KPMG representative will attend the annual meeting to answer appropriate questions and to make a statement if he or she desires.
The Board recommends you vote FOR this proposal.
KPMG LLP Information
The following table presents fees for services rendered by KPMG in 2025 and 2024.

	2025	2024
	(in thousands)
Audit Fees(1)	$3,766	$4,039
Audit-Related Fees(2)	538	1,762
Tax Fees(3)	1,877	1,792
All Other Fees	120	95
Total Fees	$6,301	$7,688

(1)Audit fees for 2025 and 2024 consisted principally of fees charged for services related to the annual audit of the Company’s consolidated financial statements, audit of internal control over financial reporting, quarterly reviews of the Company’s interim consolidated financial information and certain audits of subsidiaries.
(2)Audit-related fees for 2025 and 2024 consisted primarily of services relating to certain subsidiary audits, and other audit support services.
(3)Tax fees for 2025 and 2024 consisted of fees for the preparation of tax returns and tax consultation services.
The Audit Committee’s charter requires that the Audit Committee pre-approve audit and non-audit services performed by the independent registered public accounting firm. The Audit Committee may delegate its pre-approval authority to the Chairman or any other member of the Audit Committee. All of the services for which fees were disclosed in the table above were pre-approved in accordance with the Audit Committee’s charter.
REPORT OF AUDIT COMMITTEE
In accordance with its charter, the Audit Committee assists the Board in its oversight of the Company’s financial reporting process. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm (the “independent auditor”) is responsible for auditing the Company’s annual financial statements and expressing opinions as to the conformity of the annual financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.
As part of its oversight activities during 2025, the Audit Committee discussed with the independent auditor the overall scope and plans for its audit and approved the terms of its engagement letter. The Audit Committee also reviewed the Company’s internal audit plan. The Audit Committee met with the Company’s internal auditors, in each case with and without other members of management present, to discuss the results of their respective examinations, their evaluations of the Company’s internal controls and the overall quality and integrity of the Company’s financial reporting. Additionally, the Audit Committee reviewed the performance, responsibilities, budget and staffing of the Company’s internal auditors. Further, the Audit Committee monitored the Company’s response to matters raised through the confidential hotline and also discussed with management the processes by which the Company assesses and manages exposure to risks.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and the independent auditor the audited financial statements for the year ended December 31, 2025 and the independent auditor’s evaluation of the Company’s internal control over financial reporting. The Audit Committee discussed with the independent auditor the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees). The Audit Committee received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee regarding independence, and the Audit Committee discussed with the independent auditor that firm’s independence. All audit and non-audit services performed by the independent auditor were approved in accordance with the Audit Committee’s pre-approval policy, and the Audit Committee has concluded that the provision of such services to the Company is compatible with the independent auditor’s independence.
Based upon the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Members of the Audit Committee
Mark Mullen (chair)	Susan Schnabel	Raymond Svider
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Master Separation Agreement
In connection with the 2018 separation of us and Altice N.V. (through its successors, referred to as “Altice Europe”), our former majority stockholder, by means of a pro-rata distribution in kind of substantially all of the shares of our common stock owned directly or indirectly by Altice Europe to the Altice Europe shareholders (the “Distribution”), we entered into a Master Separation Agreement with Altice Europe (the “Master Separation Agreement”) that established an ongoing framework governing certain post-separation rights and obligations between the parties. We and Altice Europe are each indirectly controlled by Mr. Patrick Drahi. Among other things, the Master Separation Agreement provides for ongoing mutual indemnification obligations relating to certain liabilities incurred in connection with the Distribution, allocation of rights and obligations under existing insurance policies, tax indemnification relating to pre-Distribution tax liabilities and cooperation arrangements relating to tax matters affecting the parties’ respective groups, and procedures for dispute resolution and related claims administration.
Trademark License Agreement
In connection with the Separation, we entered into a trademark license agreement pursuant to which Next Alt granted us an exclusive, non-transferable and royalty-free license to use the “ALTICE” trademark and variations thereof and logos, designs and other marks containing the term “ALTICE” and variations thereof in North America and any territories under the jurisdiction of any state or country within North America in connection with our business.
Amended & Restated Stockholder Agreement
On August 2, 2023, we and Next Alt amended and restated that certain stockholders’ agreement, dated as of June 7, 2018 (the "Stockholders’ Agreement"), among us, Next Alt and A4 S.A., an entity controlled by family members of Mr. Patrick Drahi (“A4”) by entering into the A&R Stockholder Agreement. We and Next Alt amended and restated the Stockholders’ Agreement in order to, among other things, remove (i) certain consent rights Next Alt was granted under the Stockholders’ Agreement and (ii) references to “A4” following the transfer of ownership of A4 to Next Alt and the subsequent dissolution of A4 in October 2022. Pursuant to the A&R Stockholder Agreement, so long as the Drahi Group beneficially owns, in the aggregate, at least 50% of the voting power of our outstanding capital stock: (i) we will cause the Board to consist of a majority of directors nominated by Next Alt, and (ii) for so long as the Board consists of nine members, Next Alt shall have the right to designate six directors to the Board. In the event that the Drahi Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt shall have the right to designate a number of directors to the Board equal to the total number of directors comprising the entire Board multiplied by the percentage of the voting power of our outstanding common stock beneficially owned, in the aggregate, by the Drahi Group, rounding up in the case of any resulting fractional number, and in the event that the Drahi Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt shall not have the right to designate a number of directors to the Board equal to or exceeding 50% of directors comprising the entire Board. If a director designated by Next Alt resigns or is removed from the Board, only another director designated by Next Alt may fill the vacancy. After the Drahi Group ceases to beneficially own at least 20% of the voting power of our outstanding common stock, Next Alt shall cease to have the right to designate any director nominees for election to the Board. In the event that Mr. Patrick Drahi is not a member of the Board, one representative of the Drahi Group shall have board observer rights so long as the Drahi Group beneficially owns, in the aggregate, at least 20% of the voting power of our outstanding common stock.
Amended and Restated Stockholders and Registration Rights Agreement
Pursuant to the Amended and Restated Stockholders and Registration Rights Agreement (the “Stockholders and Registration Rights Agreement”), dated June 7, 2018, between us and Next Alt, Altice Europe, BC Partners LLP (“BCP”) and entities affiliated with the Canada Pension Plan Investment Board (“CPPIB,” and together with BCP, the “Sponsors”), Altice N.V. and Next Alt have an unlimited number of “demand” registrations for the registration of the sale of our common stock in a minimum aggregate amount, which is the lowest of (i) $100,000,000, (ii) 1% of the value of Shares (as such term is defined in the Post-Separation Stockholders and Registration Rights Agreement) that are publicly traded as of the close of business on the most recent business day or (iii) such lesser amount as agreed by the Sponsors, Next Alt and Altice N.V. Additionally, the Stockholders and Registration Rights Agreement provided each of BCP and CPPIB with one “demand” registration during each twelve-month period beginning on the date of the Stockholders and Registration Rights Agreement, subject to an exception, and customary “piggyback” registration rights to the Stockholders (as such term is defined in the Stockholders and Registration Rights Agreement). The Stockholders and Registration Rights Agreement also provides that we shall pay certain expenses relating to such registrations and indemnify, among others, Altice N.V., Next Alt, BCP and CPPIB against certain liabilities which may arise under the Securities Act of 1933, as amended (the "Securities Act"). Each Sponsor also had the right to, among other things, designate one non-voting observer to the Board for so long as such Sponsor and certain of its affiliates owns at least 4% of the issued and outstanding shares of Class A and Class B common stock (without regard to the voting power of such Class B common stock), and there is no director who is a designee of such Sponsor on the Board. Subject to certain exceptions, each non-voting observer shall be permitted to attend all meetings of the Board and the committees thereof. The Stockholders and Registration Rights Agreement shall terminate automatically as to each stockholder party thereto when such stockholder ceases to hold any Shares (as defined in the agreement).
Sale of i24 Business to Affiliate of Mr. Drahi
On December 15, 2025, we completed the sale of our i24 business to an affiliate of Mr. Patrick Drahi pursuant to a stock and asset sale agreement for consideration of approximately $1 million. In addition, we agreed to reimburse the buyer for certain liabilities incurred by the buyer between the transfer date and March 31, 2026, not to exceed $5 million. Because Mr. Drahi controls us, this transaction constituted a related party transaction.
Commercial Services with Altice Europe and Affiliates
We are controlled by Mr. Patrick Drahi, who also controls Altice Europe and its subsidiaries and other entities. We have ongoing commercial relationships with Altice Europe and other entities controlled by Mr. Drahi. In 2025, we recognized revenue of approximately $0.2 million, primarily from the sale of advertising to a subsidiary of Altice Europe. For 2025, we recognized programming and other direct costs of approximately $6.5 million, including costs incurred by us for advertising services provided by a subsidiary of Altice Europe, as well as other operating expenses, net of approximately $52.8 million, including charges for services provided by certain subsidiaries of Altice Europe and other related parties, including costs for customer care services. Capital expenditures in 2025 included approximately $46.5 million for equipment purchased and software development services provided by subsidiaries of Altice Europe. Additional information can be found in Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Family Relationships
Mr. Freddy Mathew, who is employed as a Senior Vice President, Billing Experience Transformation at Optimum Communications, is the brother of Dennis Mathew. During our fiscal year ended December 31, 2025, Mr. Freddy Mathew received total cash compensation, consisting of salary and bonus, of approximately $396,700. In 2025, Mr. Mathew received a long-term incentive award with a target value of $1,100,000, of which 50% ($550,000) was granted on June 29, 2025 in the form of restricted stock units and 50% ($550,000) was granted on October 1, 2025 in the form of cash performance awards.

Compensation Arrangements with Mr. Goei
For additional information regarding compensation paid to Mr. Goei, see "Certain Other Service Provider Arrangements" under "Board and Governance Practices” above.
RELATED PARTY TRANSACTION APPROVAL POLICY
Under our Related Party Transaction Approval Policy, the Audit Committee of the Board, consisting entirely of directors who have been determined by the board to be independent directors for purposes of the NYSE corporate governance standards, reviews and approves or takes such other action as it may deem appropriate with respect to transactions exceeding the Item 404 Threshold (as defined below) involving the Company and its subsidiaries, on the one hand, and in which any director, officer, greater than 5% stockholder of the Company or any other “related person” as defined in Item 404 of Regulation S-K under the Securities Act (“Item 404”), on the other hand, has or will have a direct or indirect material interest. This approval requirement covers any transaction that meets the related-party disclosure requirements of the SEC as set forth in Item 404. Under the Related Party Transaction Approval Policy, the Audit Committee oversees, among other things, the approval of transactions and arrangements between the Company and its subsidiaries, on the one hand, and Altice Europe and its other subsidiaries or Next Alt or its affiliates, as applicable, on the other hand, to the extent involving amounts in excess of the dollar threshold set forth in Item 404 (the “Item 404 Threshold”).
The Related Party Transaction Approval Policy provides that to simplify the administration of the approval process under the Related Party Transaction Approval Policy, the Audit Committee may, where it deems it to be appropriate, establish guidelines for certain types of these transactions. The approval requirement does not apply to the implementation and administration of related party arrangements previously approved under the Related Party Transaction Approval Policy, but covers any amendments, modifications, terminations or extensions involving amounts in excess of the Item 404 Threshold, as well as the handling and resolution of any disputes involving amounts in excess of the Item 404 Threshold. The Company’s executive officers and directors who are also senior executives or directors of Altice Europe or Next Alt, as the case may be, may participate in the negotiation, execution, amendment, modification or termination of intercompany arrangements subject to the Related Party Transaction Approval Policy, as well as in any resolution of disputes under intercompany arrangements, on behalf of either or both of the Company and Altice Europe or Next Alt, as the case may be, under the direction of the Audit Committee when acting on behalf of the Company.
The Related Party Transaction Approval Policy cannot be amended or terminated without the prior approval of a majority of the Audit Committee.
STOCK OWNERSHIP TABLE
BENEFICIAL OWNERSHIP
The following table presents certain information as of April 17, 2026 with respect to the beneficial ownership of Optimum Communications common stock by:
•each of our current directors;
•each of our named executive officers;
•all of our directors and executive officers as a group; and
•each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of our Class A common stock and Class B common stock.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Optimum Communications, Inc., 1 Court Square West, Long Island City, New York 11101.
As of April 17, 2026, we have 293,449,342 shares of our Class A common stock and 183,019,308 shares of our Class B common stock outstanding.

	Shares Beneficially Owned				% Total Voting Power(1)
	Class A		Class B
Name of Beneficial Owner	Number	%(1)	Number	%
5% Stockholders(2)
Next Alt S.à.r.l.(3)(4)	188,731,066	51.6	182,884,414	99.9	94.0
Barclays PLC(5)	19,275,919	6.6	—	—	*
Empyrean Capital Partners, LP (6)	23,100,000	7.9	—	—	*
BlackRock Inc.(7)	18,135,603	6.2	—	—	*
Millennium Management LLC(8)	14,685,006	5.0	—	—	*

Named Executive Officers and Directors(9)
Dennis Mathew(10)	3,658,222	*	—	—	*
Marc Sirota	698,372	*	—	—	*
Michael Olsen	602,051	*	—	—	*
Michael Parker	214,615	*	—	—	*
Patrick Drahi(3)(4)(11)	191,599,888	40.0	182,884,414	99.9	94.0
David Drahi	—	—	—	—	—
Dexter Goei(12)	15,641,438	5.2	—	—	*
Mark Mullen(13)	166,538	*	—	—	*
Dennis Okhuijsen	—	—	—	—	—
Susan Schnabel(14)	184,871	*	—	—	*
Charles Stewart(15)	452,579	*	—	—	*
Raymond Svider(16)	225,538	*	—	—	*
All executive officers and directors as a group	213,444,112	43.4	182,884,414	99.9	94.2

(1)An asterisk has been provided for any holder with less than 1% of the applicable class of equity or voting power.
(2)5% stockholders have the same applicable voting rights as other holders of Class A common stock and Class B common stock.
(3)Includes (i) 5,846,652 shares of Class A common stock held by Next Alt, a wholly owned and controlled personal holding company of Mr. Patrick Drahi and (ii) 182,884,414 shares of Class A common stock issuable upon conversion of 182,884,414 shares of Class B common stock held by Next Alt. Each share of Class B common stock is convertible at any time upon written notice of the holder into one share of Class A common stock.
(4)The principal address for the personal holding companies controlled by Mr. Patrick Drahi or his family is 1, Rue Hildegard Von Bingen, L-1282 Luxembourg, Grand Duchy of Luxembourg.
(5)Pursuant to Schedule 13G/A filed on March 21, 2025, the amount reported consists of shares beneficially owned, as of December 31, 2024 by Barclays PLC (“Barclays”) with sole dispositive power over 19,275,919 shares of Class A common stock. The principal address of Barclays is 1 Churchill Place, London - E14 5HP.
(6)Pursuant to Schedule 13G/A filed jointly by Empyrean Capital Partners, LP (“Empyrean”) and Amos Meron, general partner of Empyrean on August 14, 2025, the amount reported consists of shares beneficially owned, as of June 30, 2025, by Empyrean and Mr. Meron. Such information indicates that as of June 30, 2025, Empyrean and Mr. Meron have shared voting power over 23,100,000 shares of Class A common stock and shared dispositive power over 23,100,000 shares of Class A common stock. The principal business address of Empyrean and Mr. Meron is 10250 Constellation Boulevard, Suite 2950, Los Angeles, CA 90067.
(7)Pursuant to Schedule 13G filed on July 17, 2025, the amount reported consists of shares beneficially owned, as of June 30, 2025 by BlackRock, Inc. (“BlackRock”) with sole voting power over 17,565,818 shares of Class A common stock and sole dispositive power over 18,135,603 shares of Class A common stock. The principal address of BlackRock is 50 Hudson Yards, New York, NY 10001.
(8)Pursuant to Schedule 13G filed jointly by Millennium Management LLC (“Millennium Management”), Millennium Group Management LLC (“Millennium Group”), the managing member of Millennium Management, and Israel A. Englander, sole voting trustee of Millennium Management, on January 5, 2026, the amount reported consists of shares beneficially owned, as of December 26, 2025 by Millennium Management, Millennium Group and Mr. Englander. Such information indicates that as of December 26, 2025, Millennium Management, Millennium Group and Mr. Englander have shared voting power over 14,685,006 shares of Class A common stock and shared dispositive power over 14,685,006 shares of Class A common stock. The principal business address Millennium Management, Millennium Group and Mr. Englander is 399 Park Avenue, New York, NY 10022.
(9)The address for these persons is c/o Optimum Communications, Inc., 1 Court Square West, Long Island City, NY 11101.
(10)Includes 2,358,490 shares of Class A common stock issuable upon the exercise of presently exercisable options.
(11)The shares of Class A common stock and shares of Class B common stock reported as beneficially owned by Next Alt are also reported as beneficially owned by Patrick Drahi. Additionally, includes 2,868,822 shares of Class A common stock issuable upon the exercise of presently exercisable options to purchase Class A common stock held by UpperNext, a wholly-owned and controlled personal holding company of Patrick Drahi. Mr. Drahi is a director of the Company, and Next Alt is party to a stockholder agreement with the Company pursuant to which it has certain rights to appoint directors of the Company.
(12)Mr. Goei holds shares of Class A common stock individually and through personal holding companies. Includes 9,484,597 shares of Class A common stock issuable upon the exercise of presently exercisable options.
(13)Includes 29,531 shares of Class A common stock issuable upon the exercise of presently exercisable options.

(14)Includes 27,864 shares of Class A common stock issuable upon the exercise of presently exercisable options.
(15)Includes 428,654 shares of Class A common stock issuable upon the exercise of presently exercisable options.
(16)Includes 29,531 shares of Class A common stock issuable upon the exercise of presently exercisable options.

OTHER MATTERS
MATTERS TO BE RAISED AT THE 2026 ANNUAL MEETING NOT INCLUDED IN THIS PROXY STATEMENT
We do not know of any matters to be acted upon at the meeting other than those discussed in this proxy statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.
STOCKHOLDER PROPOSALS FOR 2027 ANNUAL MEETING & FUTURE ANNUAL MEETING BUSINESS
Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals at our 2027 annual meeting and wish to have those proposals included in the proxy materials to be distributed by us in connection with our 2027 annual meeting must submit their proposals to Optimum Communications, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101 on or before January 1, 2027. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposal to be eligible for inclusion in our 2027 proxy statement.
In accordance with our Third Amended and Restated Bylaws, in order to be properly brought before the 2027 annual meeting, regardless of inclusion in our proxy statement, notice of a matter a stockholder wishes to present, including any director nominations, must be delivered to Optimum Communications, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101, not less than 90 nor more than 120 days prior to the first anniversary date of this year’s annual meeting, which would be no earlier than February 10, 2027 and no later than March 12, 2027.
If, however, the date of the meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s annual meeting, then such written advance notice of a matter a stockholder wishes to present at an annual meeting must be received by the Corporate Secretary not earlier than 120 days prior to the 2027 annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us.
In addition to the requirements set forth in our Third Amended and Restated Bylaws, stockholders who intend to solicit proxies for nominations for election to the Board other than the Company’s nominees in reliance on the universal proxy rule (Rule 14a-19 under the Exchange Act) must also comply with the additional requirements of Rule 14a-19.
The stockholder must also provide all of the information required by our Third Amended and Restated Bylaws.
HOUSEHOLDING
The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Householding is the term used to describe the practice of delivering a single set of notices, proxy statements and annual reports to any household at which two or more stockholders reside. This procedure reduces the volume of duplicate information stockholders receive and also reduces a company’s printing and mailing costs. Householding will continue until you are notified otherwise or you submit contrary instructions.
The Company will promptly deliver an additional copy of any such document to any stockholder who writes to the Company. Alternatively, if you share an address with another stockholder and have received multiple copies of our notice, proxy statement and annual report, you may contact us to request delivery of a single copy of these materials. Any such written request should be directed to Optimum Communications, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101 or call 1-516-803-2300.

ANNUAL REPORT ON FORM 10-K
We will furnish (upon payment of a reasonable charge for any exhibit requested) a copy of our annual report on Form 10-K for the year ended December 31, 2025, as filed with the SEC, to any stockholder who requests one in writing. Any such request should be directed to Optimum Communications, Inc., Investor Relations, 1 Court Square West, Long Island City, New York 11101.
Michael E. Olsen
General Counsel and Chief Corporate Responsibility Officer
Long Island City, New York
April 30, 2026

optimum.

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VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 9, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/OPTU2026**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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V89359-P50046

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

OPTIMUM COMMUNICATIONS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Patrick Drahi	☐	☐	☐
1b. David Drahi	☐	☐	☐
1c. Dexter Goei	☐	☐	☐
1d. Dennis Mathew	☐	☐	☐
1e. Mark Mullen	☐	☐	☐
1f. Dennis Okhuijsen	☐	☐	☐
1g. Susan Schnabel	☐	☐	☐
1h. Charles Stewart	☐	☐	☐
1i. Raymond Svider	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
2. To ratify the appointment of the Company's Independent Registered Public Accounting Firm for 2026.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

V89360-P50046

OPTIMUM COMMUNICATIONS, INC.
Annual Meeting of Shareholders
June 10, 2026 9:00 AM, ET
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Michael Olsen as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of OPTIMUM COMMUNICATIONS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, ET on June 10, 2026, at www.virtualshareholdermeeting.com/OPTU2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side